Exhibit 4.1

Execution Version

FORTERRA FINANCE, LLC,

as the Issuer

FRTA FINANCE CORP.,

as the Co-Issuer

THE GUARANTORS PARTY THERETO FROM TIME TO TIME,

as Guarantors

$500,000,000

6.50% SENIOR SECURED NOTES DUE 2025

INDENTURE

Dated as of July 16, 2020

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee and Collateral Agent

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		Page
Section 13.09	Consent to Jurisdiction.	125
Section 13.10	No Adverse Interpretation of Other Agreements.	125
Section 13.11	Successors.	125
Section 13.12	Severability.	125
Section 13.13	Intercreditor Agreements.	125
Section 13.14	Counterpart Originals.	125
Section 13.15	Table of Contents, Headings, etc.	126
Section 13.16	Force Majeure.	126
Section 13.17	Waiver of Jury Trial.	126
Section 13.18	Patriot Act/Compliance with Applicable Anti-Terrorism and Money Laundering Regulations.	126

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EXHIBITS

Exhibit A	FORM OF 144A AND REGULATION S NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

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INDENTURE dated as of July 16, 2020, by and among Forterra Finance, LLC, a Delaware limited liability company (“Forterra Finance”) and wholly-owned subsidiary of Forterra, Inc., a Delaware corporation (the “Company”), and FRTA Finance Corp., a Delaware corporation and wholly-owned subsidiary of Forterra Finance (the “Co-Issuer” and, together with Forterra Finance, the “Issuers” and each, individually, an “Issuer”), the Guarantors (as defined herein) party hereto from time to time and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and as Collateral Agent (as defined herein).

The Issuers, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 6.50% Senior Secured Notes due 2025 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Tax Legend (if applicable) and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2015 Acquisition” means the acquisition consummated pursuant to the 2015 Purchase Agreement.

“2015 Acquisition Earn-Out Payment” means any earn-out payments made in connection with the 2015 Acquisition in amounts not in excess of the amounts that would be required pursuant to the 2015 Purchase Agreement as in effect on March 13, 2015.

“2015 Purchase Agreement” means that certain Purchase Agreement, dated as of December 23, 2014, together with schedules and exhibits thereto, by and among certain subsidiaries of HeidelbergCement AG, the Business (as defined in the Purchase Agreement) and LSF9 Concrete Ltd, as amended by Amendment No. 1 to the Purchase Agreement, dated as of January 21, 2015, by and among LSF9 Stardust Holdings LLC and certain subsidiaries of HeidelbergCement AG, and the Assignment and Amendment, dated as of March 13, 2015, by and among the LSF9 Stardust Holdings LLC, LSF9 Concrete Ltd, certain subsidiaries of HeidelbergCement AG, LSF9 Concrete UK Ltd, and certain other Persons party thereto.

“2016 IPO” means the underwritten initial public offering of the Company’s common stock pursuant to the effective registration statement on Form S-1 with registration number 333-212449.

“ABL Agent” means Bank of America, N.A., in its capacities as administrative agent and collateral agent in respect of the ABL Credit Agreement, together with its successors and assigns in such capacities.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of October 25, 2016, by and among the Company, the other borrowers party thereto, the ABL Agent and the lenders, agents and other parties party thereto, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuers) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuers) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.09 hereof or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of October 25,

2016, by and among the Company, the Issuer, the other Notes Parties party thereto, the ABL Agent, the

Initial Term Loan Agent and the other parties party thereto, as amended, extended, renewed, restated, refunded,

replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“ABL Obligations” means the “Obligations” as such term is defined in the ABL Credit Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as such term is defined in the ABL Intercreditor Agreement.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or consolidated or otherwise combined with or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, consolidating or otherwise combining with or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into, consolidates or otherwise combines with or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.09 and 4.12 hereof, as part of the same series as the Initial Notes.

“Additional Pari Passu Obligations” means Indebtedness represented by the Notes and any other Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Collateral and that is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to each of the Intercreditor Agreements.

“Additional Pari Passu Secured Parties” means the holders of any Additional Pari Passu Obligations and any trustee, authorized representative or agent of such Additional Pari Passu Obligations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Custodian, Paying Agent, additional paying agent or authenticating agent.

“Applicable Authorized Representative” has the meaning set forth in the Pari Passu Intercreditor Agreement.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of (to the extent positive): (a) the present value at such redemption date of (i) the redemption price of the Note at July 15, 2022 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through July 15, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the outstanding principal amount of the Note.

Calculation of the Applicable Premium will be made by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or the Issuer will be governed by Sections 4.14 and 5.01 hereof (and not by Section 4.10 hereof); and

(2) the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any preferred stock or Disqualified Stock of a Restricted Subsidiary of the Company issued in compliance with Section 4.09 hereof) by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction that involves assets, properties or Equity Interests having a Fair Market Value of less than $25.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale, lease or other transfer of products, equipment, inventory, services or accounts receivable in the ordinary course of business or consistent with past practice, the discount or forgiveness of accounts receivable or the conversion of accounts receivable into notes receivable in connection with the collection or compromise thereof, the disposition of a business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business or consistent with past practice (including the abandonment or other disposition of intellectual property that is, in the good faith judgment of the Company, no longer economically practicable or commercially reasonable to maintain or used or useful in any material respect, taken as a whole, in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property;

(6) any surrender, termination or waiver of contract rights or settlement, release, waiver of, recovery on or surrender of contract, tort or other claims of any kind;

(7) the granting of Liens not prohibited by Section 4.12 hereof;

(8) the sale or other disposition of cash, Cash Equivalents or Investment Grade Securities;

(9) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(10) leases and subleases and licenses and sublicenses by the Company or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(11) any liquidation or dissolution of a Restricted Subsidiary of the Company, provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary of the Company and immediately becomes the owner of such Restricted Subsidiary’s assets;

(12) the disposition of one or more properties as part of a Sale/Leaseback Transaction in exchange for one or more other properties that were previously subject to a Sale/Leaseback Transaction with the same lessor or an affiliate thereof, pursuant to or as contemplated by the terms of the U.S. Amended and Restated Master Lease or the Canadian Amended and Restated Master Lease; provided that any cash and Cash Equivalents received in connection with such exchange, if greater than $25.0 million in the aggregate, are applied in accordance with the Section 4.14 hereof;

(13) any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary of the Company after the Issue Date, including, without limitation, Sale/Leaseback Transactions and Securitization Transactions permitted by this Indenture;

(14) the sale or discount (with or without recourse, on customary or commercially reasonable terms and for credit management purposes) or the granting of any option or other right to purchase, lease or otherwise acquire inventory, notes and delinquent accounts receivable in the ordinary course of business or consistent with past practice;

(15) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(16) the sale, transfer, termination or other disposition of Hedging Obligations incurred in compliance with this Indenture or the partial or total unwinding of any Cash Management Services or Hedging Obligations incurred in compliance with this Indenture;

(17) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(18) any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Transaction or Qualified Receivables Facility;

(19) any trade-in of equipment by the Company or any Restricted Subsidiary of the Company in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(20) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, and dispositions of property subject to casualty events (including, without limitation, resulting from any involuntary loss or damage to or destruction of any property or assets of the Company or any Restricted Subsidiary);

(21) the termination of leases and subleases in the ordinary course of business;

(22) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(23) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(24) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the Company, which exchange occurs within 90 days of the transfer of such assets;

(25) any Sale/Leaseback Transaction of any property acquired or built after the Issue Date; provided that such sale is for at least Fair Market Value;

(26) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes; and

(27) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such disposition are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to: (x) 85% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries; plus (y) 75% of the book value of all inventory owned by the Company and its Restricted Subsidiaries, in each case, as reflected on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries that is internally available, all calculated on a consolidated basis and in accordance with GAAP.

“Business Day” means any day except Saturday, Sunday and any day which shall be in New York, New York, the United States or in the jurisdiction of the place of payment a Legal Holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Canadian Amended and Restated Master Lease” means the Amended and Restated Master Land and Building Lease, dated as of June 5, 2018, by and between Fort-Nom Holdings (ONQC) Inc., as landlord, and Forterra Pipe & Precast, Ltd., as tenant.

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that the term “Capital Lease Obligations” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Initial Term Loan Closing Date (regardless of when entered into).

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership, partnership interests (whether general or limited);

(4) in the case of a limited liability company, membership interests; and

(5) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the equity capital of the Company or net cash proceeds of Capital Stock issued by the Company in each case which have been utilized to incur Contribution Indebtedness as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(3) marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or (b) in the case of Cash Equivalents of any Subsidiary organized under the laws of Canada, Canada or any agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, and in each case, at the time of acquisition thereof, having a credit rating of at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(4) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by (a) the United States government or any agency or instrumentality of the United States government; provided that the full faith and credit of the United States is pledged in support of those securities or (b) in the case of Cash Equivalents of any Subsidiary organized under the laws of Canada, Canada or any agency or instrumentality thereof; provided that the full faith and credit of Canada is pledged in support of those securities, and in each case, having maturities of not more than 24 months from the date of acquisition;

(5) certificates of deposit, time deposits and Eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any commercial bank or trust company having capital and surplus in excess of $250 million in the case of domestic banks or $100 million (or the dollar equivalent thereof) in the case of foreign banks;

(6) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (4) and (5) above and clause (12) below, in each case entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7) commercial paper rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such instruments, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer), in each case, maturing within 24 months after the date of acquisition, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating of its long- term debt;

(8) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (5) above;

(9) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(10) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such instruments, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer), with maturities of not more than 24 months from the date of creation or acquisition;

(11) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(13) interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the type specified in clauses (1) through (12) above or the following paragraph.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (6) and clauses (8) through (12) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (12) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) above as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Services” means any of the following services, and any agreement or other arrangement governing the provision of the same: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit, zero balance and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code and any subsidiary thereof.

“Change of Control” means the occurrence of any of the following:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquiring beneficial ownership of Voting Stock of the Company representing more than 50% of the aggregate ordinary voting power for the election of directors of the Company (determined on a fully diluted basis) other than in connection with any transaction or series of transactions in which the Company shall become a wholly-owned Subsidiary of a parent entity of which no person or “group”, as noted above, beneficially owns 50% or more of the Voting Stock of the Company (other than one or more Permitted Holders); or

(2) the sale, lease or transfer (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than the Company or any of its Restricted Subsidiaries and other than one or more Permitted Holders.

“Clearstream” means Clearstream Banking, societe anonyme or its successor.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the assets and property of any Issuer or any Guarantor, whether real, personal or mixed securing or purported to secure any Notes Obligations, excluding, for the avoidance of doubt, any Excluded Assets.

“Collateral Agent” means Deutsche Bank Trust Company Americas, as collateral agent for the holders of the Notes Obligations under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Collateral Foreign Subsidiary” means (a) any Specified Foreign Subsidiary, (b) any direct or indirect subsidiary of the Company, substantially all the assets of which constitute equity interests in or debt of one or more Specified Foreign Subsidiaries, (c) any direct or indirect subsidiary of Company that is treated as a disregarded entity for U.S. Federal income tax purposes and that, directly or through one or more disregarded entities, owns 65.0% or more of the voting stock of a subsidiary of Company described in clause (a) or (b) above, or (d) any other direct or indirect subsidiary of Company the pledge of whose voting equity interests could constitute an investment in “United States property” by a CFC within the meaning of Section 956 of the Code, or otherwise result in a material adverse tax consequence to Company or any of its Subsidiaries, as reasonably determined by the Company.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act of 1933, as amended, the Exchange Act and the Trust Indenture Act, then the body performing such duties at such time.

“Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person. The term “Company” does not include any of the Subsidiaries of the Company.

“Consolidated EBITDA” means, for any period, with respect to the Company and the Restricted Subsidiaries, the Consolidated Net Income for such period:

(a) increased (without duplication and solely to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (8) and (10)(A)), by:

(1) (A) provision for Taxes based on income, profits or capital of the Company and the Restricted Subsidiaries, including federal, state, or provincial franchise and similar taxes and withholding taxes for such period, taxes in lieu of income taxes and payroll tax credits, income tax credits and similar tax credits for such period, and (B) any accruals or charges on account of any amounts paid or payable under the Existing Tax Receivable Agreement for such period;

(2) total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees, agency fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Notes);

(3) depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of deferred financing fees or costs, including the amortization of original issue discount);

(4) amortization of intangibles (including goodwill) and organization costs;

(5) (A) costs and expenses in connection with the Transactions, (B) any transaction fees, costs and expenses (including upfront fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Notes Documents (including any amendment, waiver or other modification of this Indenture), equity issuances, Investments, dispositions, recapitalizations, mergers, amalgamations, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, in each case whether or not consummated, and (C) costs incurred in connection with strategic initiatives, transition costs and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs);

(6) non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses (including write-offs or write-downs but not including any write-off or write-down of inventory or accounts receivable) and, if applicable, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes (provided that, to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (A) the Company may determine not to add back such non-cash charge in the current period or (B) to the extent the Company decides to add back such non-cash charge, the cash payable in respect thereof in such future period shall be subtracted from Consolidated Net Income in determining Consolidated EBITDA);

(7) any management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid to any of the Permitted Investors, to the extent permitted to be paid as described under Section 4.11 (and any accruals in respect thereof) (provided, that any amounts that are added back to Consolidated EBITDA pursuant to this clause (7) in respect of items accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause in any subsequent period);

(8) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back;

(9) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Company as a capital contribution or net cash proceeds of issuances of Capital Stock of the Company (other than Disqualified Stock);

(10) (A) any Pro Forma Cost Savings and (B) costs and expenses relating to achieving Pro Forma Costs Savings;

(11) restructuring and similar charges (including severance, relocation costs, costs related to entry into new markets, costs related to closure/consolidation of facilities, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities));

(12) any loss realized (x) upon any sale, abandonment or other disposition of any asset of any Group Member (including pursuant to any Sale/Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) and (y) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Company, assets or properties pending the divestiture or termination thereof);

(13) earn-out obligation expense (including in connection with any 2015 Acquisition Earn-Out Payments) incurred in connection with any permitted acquisition or other Investment (including the 2015 Acquisition and any other acquisition or other Investment consummated prior to the Issue Date) and paid or accrued during the applicable period;

(14) unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and the net costs of implementation of any non-speculative Hedge Agreements, and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid);

(15) any non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries;

(16) losses, charges and expenses related to payments made to option holders of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to equity-holders of such Person or any of its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were equity-holders at the time of, and entitled to share in, such distribution;

(17) losses or discounts on sales of Receivables Assets in connection with any Receivables Facility or Securitization Assets in connection with a Securitization Transaction;

(18) [reserved];

(19) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and the Restricted Subsidiaries;

(20) [reserved]; and

(21) losses or expenses attributable to legal settlements, fines, judgments or orders; and

(b) decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(1) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense),

(2) any other non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA),

(3) any income or gain realized upon (A) any sale, abandonment or other disposition of any asset of any Group Member (including pursuant to any Sale/Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) or (B) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Company, assets or properties pending the divestiture or termination thereof),

(4) unrealized net income or gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements or other derivative instruments,

(5) any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries, and

(6) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and the Restricted Subsidiaries; and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries for any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) solely for the purposes of the covenant described under Section 4.07, the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or a Restricted Subsidiary in the form of dividends or distributions paid in cash;

(2) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset or operations of the Company or one or more of its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) outside the ordinary course of business (as determined in good faith by the Company);

(3) solely for the purpose of the covenant described under Section 4.07, the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor or any Issuer) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(4) any extraordinary, unusual or nonrecurring gain, loss, charge or expense;

(5) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(6) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or hedging obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(7) any unrealized gains or losses in respect of hedging obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of hedging obligations;

(8) any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency re-measurements of intercompany indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary (including any net loss or gain resulting from hedging obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(9) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue, in each case in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(10) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(11) any goodwill or other intangible asset impairment charge or write-off; and

(12) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, or, so long as the Company has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company in good faith expects that a Group Member will be reimbursed within the four fiscal quarters immediately following such business interruption (with a deduction for any amount so added back to the extent not so reimbursed within such four fiscal quarters), expenses with respect to liability or casualty events or business interruption.

“Consolidated Senior Secured Debt Ratio” means, as of any date of determination, the ratio of (1) (w) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien as of such date, minus (x) the aggregate principal amount of any Indebtedness of the Company and its Restricted Subsidiaries at such time that is subordinated in right of payment to the Notes Obligations and, without duplication, minus (y) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries at such time that is only secured by Liens on the assets of the Company and its Restricted Subsidiaries having Junior Lien Priority to the Lien securing the Notes Obligations, minus (z) all unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Company and its Restricted Subsidiaries for which internal financial statements are available immediately preceding such date and held by the Company and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis; provided that, in the event that the Company shall classify Indebtedness incurred on the date of determination as (A) incurred in part pursuant to Section 4.09(b)(1)(iv) and in part pursuant to one or more other clauses of Section 4.09(b) as provided in Section 4.09(d) or (B) secured in part pursuant to clause (1) or clause (35) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens incurred under clause (1) thereof on Indebtedness incurred under Section 4.09(b)(1)(iv)), any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (w) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition (including any such Indebtedness incurred pursuant to Section 4.09(b)(1)(i)–(iii) deemed to be secured as provided in Section 4.09(b)(1)(iv) for purposes of the calculation of the Consolidated Senior Secured Debt Ratio in such clause). For purposes of calculating the Consolidated Senior Secured Debt Ratio with respect to any revolving Indebtedness, the Company may elect, at the time of the initial borrowing under such revolving Indebtedness, to either (x) give pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Consolidated Senior Secured Debt Ratio component of any provision hereunder, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to the Consolidated Senior Secured Debt Ratio (to the extent being incurred pursuant to such ratio) at the time of each such incurrence.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date minus (y) all unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Company and its Restricted Subsidiaries for which internal financial statements are available immediately preceding such date and held by the Company and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, an amount equal to the aggregate outstanding principal amount of all third party Indebtedness of the Group Members at such date that would be classified as a liability on the consolidated balance sheet of the Company, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and third party debt obligations evidenced by bonds, notes, debentures or similar instruments; provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (i) any amounts under any Receivables Facility or Securitization Transaction, (ii) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (iii) obligations under Hedge Agreements unless such obligations have not been paid when due.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not greater than one times the aggregate amount of net cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary of the Company) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date; provided that:

(1) the cash received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company or its Restricted Subsidiaries incurred Indebtedness in reliance thereon;

(2) the cash received or contributed shall be excluded for purposes of incurring Indebtedness to the extent the Company or any of its Restricted Subsidiaries make a Restricted Payment in reliance on such cash; and

(3) such Contribution Indebtedness (a) is incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of incurrence thereof.

“Control Investment Affiliate” means with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Corporate Trust Office of the Trustee” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 60 Wall Street, 24th Floor, New York, New York 10005, Attention: Trust & Agency Services-Forterra Finance, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“CP&P Joint Venture” means Concrete Pipe & Precast, LLC, a Delaware limited liability company and a joint venture by and between Americast, Inc., a Virginia corporation, and Hanson Pipe & Precast LLC, a Delaware limited liability company.

“Credit Agreement” means (i) the Senior Credit Agreements and (ii) whether or not either of the Senior Credit Agreements remain outstanding, if designated by the Issuers to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special-purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated or increased (provided that such increase in borrowings is permitted under this Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Global Notes, the Person specified in Section 2.03 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock) that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(z) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any direct or indirect parent of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company or the Company’s Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not

Disqualified Stock will not be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under Section 4.07 hereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico).

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company or any direct or indirect parent of the Company) or (2) of Equity Interests of a direct or indirect parent of the Company (other than the Company, a Subsidiary of the Company or any direct or indirect parent of the Company), in each case other than public offerings with respect to the Company’s or any direct or indirect parent entity’s common stock registered on Form S-8, and any such public or private sale that constitutes an Excluded Contribution.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any of the following:

(1) any interest in leased real property (including any leasehold interests in real property) (provided that no Notes Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition by the applicable Notes Party of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(2) any fee interest (including, for the avoidance of doubt, any freehold interest) in real property (x) located outside of the United States or (y) if the fair market value of such fee interest (together with improvements, other than personal property), as determined in good faith by the Company on the later of the Issue Date and the date of acquisition thereof by the relevant Notes Party, is less than $5.0 million;

(3) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

(4) Letter-of-Credit-Rights (as defined in the UCC) other than to the extent such rights constitute supporting obligations of other Collateral with respect to which a security interest can be perfected by filing a UCC-1 financing statement or by a similar filing in any relevant U.S. jurisdiction);

(5) (a) any “margin stock” within the meaning of such term under Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, and (b) Commercial Tort Claims (as defined in the UCC) below $2.0 million or as to which legal proceedings have not been instituted;

(6) any asset if the granting of a security interest or pledge under the Security Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(7) Capital Stock in any joint venture or Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Security Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents (including, for the avoidance of doubt, the CP&P Joint Venture);

(8) assets to the extent a security interest in such assets could result in (x) an investment in “United States property” by a CFC within the meaning of Section 956 of the Code, or (y) other materially adverse tax consequences to the Company or any of its Subsidiaries, as reasonably determined by the Company; it being understood that no more than 65.0% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of any Collateral Foreign Subsidiary shall be included in the Collateral, and that any voting equity interests that are not included in the Collateral shall constitute Excluded Assets;

(9) Exempt Accounts;

(10) (i) any lease or other agreement relating to a purchase money obligation, capital lease, or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Note Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Notes Party) (except to the extent such restriction is ineffective under the UCC and any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC and any similar law in any relevant jurisdiction notwithstanding any such restriction);

(11) assets in circumstances where the Applicable Authorized Representative and the Issuers reasonably agree that the cost of obtaining or perfecting a security interest under the Note Documents in such assets is excessive in relation to the benefit afforded thereby;

(12) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, any Notes Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(13) any Property of any Excluded Subsidiary (other than an Excluded Subsidiary that has become a Guarantor pursuant to Section 4.09(a)(ii) of this Indenture or otherwise, for so long as it shall remain a Guarantor) and any Property of any Person that is not a Subsidiary and which, if a Subsidiary, would constitute an Excluded Subsidiary (except to the extent of assets transferred from any Notes Party to such Excluded Subsidiary or Person in a transaction that is not permitted under this Indenture);

(14) any Intellectual Property specifically requiring filing in a jurisdiction outside of the United States;

(15) intercompany loans, Indebtedness, or receivables owed by any Collateral Foreign Subsidiary described in clause (a) or (b) of the definition of Collateral Foreign Subsidiary;

(16) Receivables Assets sold, conveyed or otherwise transferred to a Receivables Subsidiary or otherwise pledged in connection with any Receivables Facility or Securitization Assets sold, conveyed or otherwise transferred to a Securitization Entity or otherwise pledged in connection with any Securitization Transaction;

(17) Capital Stock in captive insurance Subsidiaries, Not-For-Profit Subsidiaries, special purpose entities in connection with a Receivables Facility or Securitization Transaction and Unrestricted Subsidiaries; and

(18) any margin or collateral posted by any Group Member or any counterparty to a Hedge Agreement permitted under this Indenture with respect to such Hedge Agreement as a result of any regulatory requirement, swap clearing organizational rule, or other similar regulation, rule, or requirement;

provided, however, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets”.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Fair Market Value of Investment Grade Securities received by the Company after the Issue Date from:

(1) contributions to its common equity capital; and

(2) the sale (other than to the Company or to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary of the Company) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, the proceeds of which are excluded from the calculation set forth in Section 4.07(a)(z) hereof.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary (subject, for the avoidance of doubt, to the proviso in the definition thereof), (b) any Unrestricted Subsidiary, (c) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Notes Obligations or otherwise becoming a Notes Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Issue Date (or, if later, the date such Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), (d) (x) any Specified Foreign Subsidiary, (y) any direct or indirect subsidiary of the Company substantially all the assets of which constitute equity interests in or debt of one or more Specified Foreign Subsidiaries or (z) any other direct or indirect subsidiary of the Company whose provision of a guarantee under the Notes Documents would constitute an investment in “United States property” by a CFC within the meaning of Section 956 of the Code, or otherwise result in a material adverse tax consequence to the Company or any of its Subsidiaries, as reasonably determined by the Company, (e) any Subsidiary in circumstances where the Issuer and the Initial Term Loan Agent reasonably agree that any of the cost of providing a guarantee of the Facilities (as defined in the Initial Term Loan Agreement) is excessive in relation to the value afforded thereby, (f) any Subsidiary that is not a Wholly Owned Subsidiary, (g) any Not-For-Profit Subsidiaries, (h) captive insurance Subsidiaries, (i) Receivables Subsidiaries, (j) Securitization Entities and (k) Regulated Subsidiaries.

“Exempt Accounts” means deposit accounts, securities accounts, commodities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by Persons other than the Notes Parties, (ii) that constitute zero-balance accounts, (iii) that are accounts held by any Non-Guarantor Subsidiary (excluding the Issuers) or (iv) that are accounts other than those described in clauses (i) through (iii) or accounts held by the Notes Parties in jurisdictions other than the United States or any State or political subdivision thereof, with respect to which the average daily balance of the funds maintained on deposit therein for the three-month period ending on the date of determination does not exceed, individually, $2.0 million; provided, that if on the last day of any fiscal quarter of the Company the average daily balance of funds for the calendar month then ended on deposit in all deposit accounts that are Exempt Accounts pursuant to this clause (iv) at that time exceeds $5.0 million, the Issuers shall select which of such accounts shall cease to be Exempt Accounts (with any such selection by the Company or Issuer under the terms of the ABL Credit Agreement or the Initial Term Loan Agreement to be effective for such purpose under this Indenture and the Security Agreement as well) and take any steps necessary to comply with the provisions of Section 4.20 hereof in respect thereof (subject, for the avoidance of doubt, to the exceptions set forth in Section 12.01 hereof).

“Existing Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of October 25, 2016, by and between LSF9 Stardust the Company, L.P. and the Company.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by senior management of or the Board of Directors of the Company or the Issuer (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Securitization Transaction unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that, in the event that the Issuers shall classify Indebtedness incurred on the date of determination as incurred in part as Ratio Debt and in part pursuant to one or more clauses of the definition of “Permitted Debt” (other than in Section 4.09(b)(13) hereof), as provided in Section 4.09(d) hereof, any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent incurred pursuant to any such other clause of such definition.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capital Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Hedging Obligations or other derivatives pursuant to GAAP) and excluding (a) penalties and interest relating to taxes, (b) amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees, (c) any additional cash interest owing pursuant to any registration rights agreement, (d) the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Company’s outstanding Indebtedness, (e) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Transaction and Receivables Facility, (f) annual agency fees paid to the administrative agents and collateral agents under any Senior Credit Agreements, (g) costs associated with obtaining Hedging Obligations, (h) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (i) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty and (j) interest expense resulting from push-down accounting; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividend payments on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuers may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capital Lease Obligation,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Consolidated Net Income,” “Consolidated Senior Secured Debt Ratio,” “Consolidated Total Debt Ratio,” “Consolidated Total Indebtedness,” “Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Issuers by written notice to the Trustee from time to time; provided that the Company may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the Commission applicable only to public companies), as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided that the Company may at any time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. For the purposes of this Indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3) or 2.06(d)(1) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning assigned to it in the Security Agreement.

“Group Member” means the Company or any of the Restricted Subsidiaries of the Company.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means the Company and any Subsidiary of the Company that (i) executes this Indenture on the Issue Date (other than the Issuers) or (ii) in the future executes a supplemental indenture pursuant to Section 4.16 and, in each case, their respective successors and assigns that constitute Domestic Subsidiaries (other than Excluded Subsidiaries), in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements (including any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements)) designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means a Subsidiary (other than an Issuer) (a) the Total Assets of which equal 2.50% or less of the Total Assets of the Company and its Restricted Subsidiaries (measured at the end of the most recent fiscal period for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since such balance sheet date and on or prior to the date of acquisition of such Subsidiary) and (b) the gross revenues of which constitute 2.50% or less of the total gross revenues of the Company and its Subsidiaries, on a consolidated basis, for such period (measured for the four quarters ended most recently for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since the start of such four quarter reference period); provided, that if at any time the aggregate amount of Total Assets as of the end of the Company’s most recently ended fiscal quarter for which financial statements have been delivered represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of Total Assets of the Company and its Subsidiaries as of such date, or the total gross revenues represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of the total gross revenues of the Company and its Subsidiaries, on a consolidated basis, in each case as of the end of the Company’s most recently ended fiscal quarter, then the Company shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if the Company shall make no such designation by the next date of delivery of financial statements as described under Section 4.03, one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Total Assets of the Company and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with the provisions described under Section 4.16, to the extent applicable, within the time periods set forth therein. For purposes of this definition, Total Assets shall be calculated eliminating all intercompany items.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations), and landlord allowances), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance of deferred and unpaid purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that (a) contingent obligations incurred in the ordinary course of business or consistent with past practice, (b) obligations under or in respect of Qualified Securitization Transactions or Qualified Receivables Facilities, (c) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business, (d) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Company and its consolidated Subsidiaries, (e) prepaid or deferred revenue arising in the ordinary course of business, (f) Cash Management Services, (g) in connection with the purchase by the Company or any Restricted Subsidiary of any business, assets, Capital Stock or Person, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing (provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner), (h) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been irrevocably defeased or irrevocably satisfied and discharged pursuant to the terms of such agreement, or (i) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, in each case, shall be deemed not to constitute Indebtedness.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Initial Term Loan Closing Date (regardless of when entered into), any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices. In addition, for the avoidance of doubt, obligations of the Company under the Existing Tax Receivable Agreement shall not be considered “Indebtedness.”

“Indenture” means this Indenture, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $500.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means BofA Securities, Inc., Goldman Sachs & Co. LLC, SunTrust Robinson Humphrey, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC

“Initial Term Loan Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacities as administrative agent and collateral agent in respect of the Initial Term Loan Credit Agreement, together with its successors and assigns in such capacities.

“Initial Term Loan Closing Date” means October 25, 2016.

“Initial Term Loan Credit Agreement” means that certain Senior Lien Term Loan Credit Agreement, dated as of October 25, 2016, by and among the Issuer, the Company, the Initial Term Loan Agent, and the lenders, agents and other parties party thereto, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuers) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuers) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.09 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Initial Term Loan Obligations” means the “Obligations” as defined in the Initial Term Loan Credit Agreement.

“Initial Term Loan Secured Parties” means the “Secured Parties” as defined in the Initial Term Loan Credit Agreement.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements” means the collective reference to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Senior/Junior Intercreditor Agreement.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) instruments of the general type described in clauses (1), (2) or (3) above in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel, relocation and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding anything in this Indenture to the contrary, for purposes of Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Company.

“IP Offices” means each of the United States Patent and Trademark Office and the United States Copyright Office.

“Issue Date” means the first date on which the Initial Notes (excluding, for the avoidance of doubt, any Additional Notes) are issued.

“Junior Lien Priority” means Indebtedness that is secured by a Lien that is junior in priority to the Liens on the Collateral securing the Notes and subject to the Intercreditor Agreements on a basis that is no more favorable to the holders of such Indebtedness than the provisions described in any Senior/Junior Intercreditor Agreement and the ABL Intercreditor Agreement applicable to the holders of Permitted Junior Lien Obligations.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or any preferred stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, calculated on a Pro Forma Basis.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in favor of the Collateral Agent for the benefit of the Notes Secured Parties, on any Mortgaged Property as the same may be amended, modified, restated and/or supplemented from time to time.

“Mortgaged Property” means any real property of any Issuer or any Guarantor which will be encumbered (or required by this Indenture to be encumbered) by a Mortgage.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), net of (a) the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid, payable or reasonably estimated in good faith to be payable as a result of the Asset Sale (including by way of making Permitted Payments to Parent Entities), in each case, after taking into account any current reduction in tax liability (determined on a “with and without” basis) due to available tax credits or deductions and any tax sharing arrangements,(c) amounts applied to the repayment of principal, premium (if any) and interest on Senior Indebtedness (other than any Indebtedness secured by the Collateral on a junior basis to the Notes Obligations) required (other than pursuant to Section 4.10(c) hereof) to be paid as a result of such transaction, (d) any deduction of appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against, or required to be placed in escrow in respect of, any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (e) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly-owned Restricted Subsidiary as a result thereof, (f) the amount of any liabilities directly associated with such asset and retained by the Company and its Restricted Subsidiaries and (g) the amount of any costs associated with unwinding any related Swap Contract.

“Non-Guarantor Subsidiary” means a Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company, nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the terms of the agreement or instrument governing such Indebtedness expressly provide, or the obligees in respect of such Indebtedness have otherwise been notified in writing, that the obligees in respect of such Indebtedness will not have any recourse to the stock or assets of the Company, or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

provided that, for the avoidance of doubt, the existence with respect to any Indebtedness of an Unrestricted Subsidiary of (i) Liens contemplated by clause (39) of the definition of Permitted Liens (and any related limited recourse guarantee) and (ii) obligations of the Company or any of its Restricted Subsidiaries in respect of Standard Receivables Undertakings and Standard Securitization Undertakings shall not be considered to violate the conditions set forth in clause (1) or (2) above of this definition.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Not-for-Profit Subsidiary” means an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, the Notes, the Security Agreement and the Security Documents.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents.

“Notes Parties” means the Issuers and the Guarantors.

“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.

“Obligations” means any principal, interest (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts is an allowed or allowable claim under applicable bankruptcy, state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Issuers’ final offering memorandum dated as of July 1, 2020, relating to the initial offering of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or the Assistant Secretary of the Company or the Issuer, as applicable.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer thereof, whom, solely in respect of the Officer’s Certificate required by Section 4.04(a), must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or the Issuer, that, if applicable, meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee and, that, if applicable, meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company or any Issuer, any Subsidiary of the Company or the Trustee.

“Organizational Documents” means with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Pari Passu Intercreditor Agreement” that certain Senior Pari Passu Intercreditor Agreement, dated as of the Issue Date, by and among the Company, the Issuers, certain of the other Notes Parties party thereto, the Initial Term Loan Agent, the Collateral Agent and the other parties party thereto, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the Pari Passu Intercreditor Agreement.

“Pari Passu Obligations” means, collectively, (1) the Initial Term Loan Obligations, (2) the Notes Obligations and (3) each Series of Additional Pari Passu Obligations.

“Pari Passu Secured Parties” means (1) the Initial Term Loan Secured Parties, (2) the Notes Secured Parties and (3) any Additional Pari Passu Secured Parties.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with Section 4.10 hereof.

“Permitted Business” means any business, service or activity that is the same as, or reasonably related, incidental, ancillary, complementary or similar to, or that is a reasonable extension or development of, any of the businesses, services or activities in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Holders” means (A) (i) each Permitted Investor and (ii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” (x) such Persons specified in clause (i) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group,” and (y) the Sponsor and its Control Investment Affiliates, collectively, do not have beneficial ownership, directly or indirectly, of a lesser percentage of the Voting Stock of the Company or any of its direct or indirect parent entities than any other Person that is a member of such “group” (without giving effect to any Voting Stock that may be deemed owned by such other Person pursuant to Rule 13d-3 or 13d-5 under the Exchange Act as a result of such “group”), (B) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Company or any direct or indirect parent of the Company and (C) any Permitted Parent. Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company (including in the Notes and any Capital Stock of the Company or any Restricted Subsidiary);

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with Section 4.10 hereof or from any disposition of property or assets not constituting an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of the Company or of any direct or indirect parent of the Company;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with past practice of the Company or any of its Restricted Subsidiaries, including as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or otherwise in respect of any secured Investment or other transfer of title with respect to any secured Investment in default; or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers, employees or consultants made in the ordinary course of business of the Company or any Subsidiary of the Company in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(9) to the extent constituting an Investment, repurchases of the Notes and other Indebtedness that is not Subordinated Indebtedness;

(10) (a) any guarantee of Indebtedness permitted to be incurred under Section 4.09 hereof and (b) any Liens permitted by the covenant described under Section 4.12 hereof (including in respect of deposit and escrow arrangements constituting Permitted Liens);

(11) any Investment existing on, or made pursuant to binding commitments, agreements or arrangements existing on, the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment, agreements or arrangements existing on the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(13) Investments by the Company or its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14) guaranties, keepwells and similar arrangements made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Company or its Subsidiaries and performance guarantees with respect to the obligations that are permitted by this Indenture;

(15) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16) [reserved];

(17) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18) Investments in joint ventures and Permitted Businesses and Unrestricted Subsidiaries of the Company or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5.00% of Total Assets, at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any cash returns to the Company or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary of the Company;

(19) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(20) (i) Investments by the Company or a Restricted Subsidiary of the Company in any Receivables Facility or any Securitization Entity or any Investments by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness or (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation or Receivables Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility; provided, however, that such Investment is solely in the form of a Purchase Money Note, equity interests or contribution of additional accounts receivable generated by the Company or any of its Subsidiaries;

(21) loans and advances made by the Company or any of its Restricted Subsidiaries to officers, directors or employees of the Company or the Company’s Restricted Subsidiaries, the proceeds of which are used to purchase Equity Interests of the Company, any direct or indirect parent of the Company, or the Company’s Restricted Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(22) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) hereof (except transactions described in clauses (6), (10), (11) and (13) of Section 4.11(b) hereof);

(23) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the common equity of the Company, or any Investment received as a contribution to the common equity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment, or the Fair Market Value of any such Investment received as such a capital contribution, pursuant to this clause (23) will be excluded from Section 4.07(a)(z)(B);

(24) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding not to exceed the greater of (x) $100.0 million and (y) 5.00% of Total Assets at the time of incurrence, at any one time outstanding plus the amount of any cash returns to the Company or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (24) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (24) for so long as such Person continues to be a Restricted Subsidiary of the Company;

(25) any Investment by the Company or a Restricted Subsidiary of the Company in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5.00% of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (25) is made in any Person that is not a Restricted Subsidiary of the

Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (25) for so long as such Person continues to be a Restricted Subsidiary of the Company;

(26) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (26) that are at that time outstanding not to exceed the greater of (x) $50.0 million and (y) 2.50% of Total Assets, at any one time outstanding plus the amount of any cash returns to the Company or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (26) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (26) for so long as such Person continues to be a Restricted Subsidiary of the Company;

(27) Investments consisting of earnest money deposits or escrow arrangements required in connection with a sale or purchase agreement, or letter of intent, or other acquisitions or dispositions to the extent not otherwise prohibited by this Indenture;

(28) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of the Company;

(29) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(30) Investments consisting of promissory notes issued by any Issuer or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Company or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 4.07;

(31) Investments at any time outstanding that, together with the Restricted Payments that are made pursuant to Section 4.07(b)(13), shall not exceed the aggregate amount of Excluded Contributions;

(32) Investments in another Person if such Person is engaged in any Permitted Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; and

(33) any Investment so long as immediately after giving effect to the making of such Investment, the Company’s Consolidated Total Debt Ratio would be no greater than 4.00 to 1.00.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (33) above, or is otherwise entitled to be incurred or made pursuant to Section 4.07, the Issuers will be entitled to divide, classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under Section 4.07 hereof.

“Permitted Investors” means the collective reference to (i) the Sponsor and its Control Investment Affiliates and (ii) any members of management of any Group Member (including, for the avoidance of doubt, any such Person’s spouse, former spouse, successor, executor, administrator, heir, legatee or distributee or any trust or other similar vehicle formed for the benefit of any of them) that own Capital Stock in the Company, directly or indirectly, on the Issue Date; provided, that to the extent the amount of Capital Stock owned by such members of management constitutes in the aggregate a greater percentage of the aggregate ordinary voting power of the Company than the Capital Stock of the Company owned by the Sponsor and its Control Investment Affiliates, then such members of management shall not be Permitted Investors.

“Permitted Junior Lien Obligations” means any Indebtedness having Junior Lien Priority related to the Notes with respect to the Collateral and is not secured by any other assets; provided that (i) an authorized representative of the holders of such Indebtedness shall have executed a joinder to the ABL Intercreditor Agreement and each applicable Senior/Junior Intercreditor Agreement, (ii) no such Indebtedness, to the extent incurred by any Issuer or any Guarantor, shall be guaranteed by any Person other than any Issuer or any Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the maturity date of the Notes then outstanding, (iv) any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement governing such Indebtedness, to the extent incurred by any Issuer or any Guarantor, shall provide that the respective Issuer or the respective Guarantor shall be permitted to repay obligations, and terminate commitments, under this Indenture before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness incurred by any Issuer or any Guarantor that is secured (a) such Indebtedness is secured by only assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Issuers and the Guarantors in respect of the Notes and the Note Guarantees, and not secured by any property or assets of the Company or any of its Subsidiaries other than the Collateral and (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Trustee and the Collateral Agent).

“Permitted Liens” means:

(1) Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were incurred pursuant to clause (1) (provided that (i) if any such Indebtedness has Pari Passu Lien Priority relative to the Notes with respect to the Collateral then it shall not be secured by any other assets that do not constitute Collateral and (ii) if the Liens securing such Indebtedness on the ABL Priority Collateral are senior to the Liens securing the Notes, then, in such case, the Liens securing such Indebtedness on the Term Loan Priority Collateral shall rank junior to the Liens securing the Notes on such Term Loan Priority Collateral pursuant to the terms of the applicable Intercreditor Agreement), (8) or (15) of Section 4.09(b);

(2) Liens in favor of the Issuers or Guarantors, if any;

(3) Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or the surviving entity of any such merger or consolidation;

(4) Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by the Company or any Subsidiary of the Company; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Company or any of its Subsidiaries;

(5) Liens, pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, insurance and other insurance-related obligations, judgments, surety or appeal bonds, workers’ compensation obligations, performance bonds, unemployment insurance obligations, social security obligations or other obligations of a like nature incurred in the ordinary course of business or consistent with past practice (including Liens to secure letters of credit issued to assure payment of such obligations and pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) or pledges or deposits as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of a like nature, incurred in the ordinary course of business or consistent with past practice;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness or securing the payment of all or a part of the purchase price of, or securing other Indebtedness incurred to finance or refinance the acquisition, lease or cost of design, construction, installation, repair, replacement or improvement of, assets or property acquired or constructed in the ordinary course of business; provided that individual financings of property or assets provided by one lender may be cross collateralized to other financings of property or assets provided by such lender;

(7) Liens existing on the Issue Date (other than with respect to the Senior Credit Agreements and the Notes);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens on assets of the Company or any of its Restricted Subsidiaries securing the Notes and the guarantees thereof (excluding any Additional Notes);

(12) Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable, or, if greater, committed amount) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens arising by operation of law or contract on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of UCC financing statements (or similar filings in other applicable jurisdictions) as a precautionary measure in connection with operating leases;

(15) (i) bankers’ Liens, rights of set-off, Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP and (ii) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) the period within which such proceedings may be initiated has not expired or (b) no more than 60 days have passed after (x) such judgment, decree, order or award has become final or (y) such period within which such proceedings may be initiated has expired;

(16) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) leases, subleases, licenses or sublicenses (including licenses or sublicenses of software and other technology or intellectual property) in the ordinary course of business or otherwise not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries;

(19) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts or commodities accounts (including the right of set-off or similar rights and remedies);

(21) customary Liens granted in favor of a trustee (including the Trustee) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is issued (including this Indenture);

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(23) Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred in accordance with Section 4.09 hereof;

(24) Liens securing Hedging Obligations (including with respect to any hedge agreement, Liens on any margin or collateral posted by the Company or any of its Restricted Subsidiaries under a hedge agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rule, or requirement) entered into not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under this Indenture;

(25) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Indenture for so long as such agreements are in effect;

(26) other Liens with respect to obligations in an aggregate principal amount not in excess of the greater of (x) $100.0 million and (y) 4.25% of Total Assets at any one time outstanding;

(27) Liens securing Indebtedness or other Obligations of the Company or a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company permitted to be incurred in accordance with Section 4.09 hereof;

(28) (i) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and (ii) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(29) Liens on Securitization Assets incurred in connection with a Qualified Securitization Transaction and Liens on Receivables Assets arising in connection with a Receivables Facility;

(30) Liens on the real property and tangible personal property (and any related intangible property) that has been sold or transferred by the Company or any Restricted Subsidiary to a third Person pursuant to a Sale/Leaseback Transaction permitted under this Indenture; provided that any Indebtedness incurred in connection therewith is permitted by Section 4.09(b) hereof;

(31) Liens incurred to secure any Cash Management Services incurred in the ordinary course of business;

(32) Liens solely on any cash earnest money deposits or escrow arrangements made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or sale or purchase agreement permitted under this Indenture;

(33) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the agreement evidencing such joint venture or similar arrangement;

(34) Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons (including, without limitation, any client or supplier) other than the Company or its Restricted Subsidiaries;

(35) Liens securing (x) the Notes, Additional Notes and Additional Pari Passu Obligations permitted to be incurred pursuant to Section 4.09 hereof if at the time of any incurrence of such Notes, Additional Notes or Additional Pari Passu Obligations and after giving pro forma effect thereto the Consolidated Senior Secured Debt Ratio would not exceed 4.75 to 1.00; provided, that any Indebtedness incurred under this subclause (x) shall not be secured by a Lien on any assets other than the Collateral or any other assets that secure the Notes and, if not incurred under the Notes, Additional Notes or any Credit Agreement, shall constitute Additional Pari Passu Obligations to the extent such Indebtedness is secured by a Lien and (y) Permitted Junior Lien Obligations;

(36) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(37) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor that was permitted by the terms of this Indenture to be incurred;

(38) Liens encumbering initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(39) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(40) Liens created in connection with any Qualified Securitization Transaction or Qualified Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables Facility.

For purposes of determining compliance with this definition, (x) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Issuers shall, in their sole discretion, classify (or later reclassify) or divide such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and (z) in the event that a portion of Indebtedness secured by a Lien that is incurred after the Issue Date could be classified as secured in part pursuant to clause (1) or (35) above (giving effect to the incurrence of such portion of such Indebtedness), the Issuers, in their sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (1) or (35) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition; provided, however, that Indebtedness under the ABL Credit Agreement and the Initial Term Loan Credit Agreement outstanding on the Issue Date shall be deemed secured under clause (1) of the definition of Permitted Liens above on the Issue Date and thereafter and may not be reclassified.

“Permitted Parent” means any direct or indirect parent entity of the Company (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction that results in a modification of the beneficial ownership of the Company) that beneficially owns 100% of the issued and outstanding Voting Stock of the Company, provided that the ultimate beneficial ownership of the Company has not been modified by the transaction by which such parent entity became the beneficial owner of 100% of the Voting Stock of the Company.

“Permitted Payments to Parent Entities” means the declaration and payment of dividends or other payments to, or the making of loans to, any direct or indirect parent of the Company in amounts required for any direct or indirect parent of the Company (and, in the case of clause (3) below, its direct or indirect members), to pay, in each case without duplication:

(1) general corporate operating and overhead costs and expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence) of any direct or indirect parent of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(2) reasonable fees and expenses (other than to Affiliates of the Company) incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of the Company;

(3) for any taxable period ending after the Issue Date for which the Company and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of the Company is the common parent (a “Tax Group”), the portion of any U.S. federal, state, local or foreign income and similar taxes (including alternative minimum taxes) of such Tax Group that are attributable to the taxable income of the Company and its Restricted Subsidiaries and, to the extent of the amounts actually received from its Unrestricted Subsidiaries, for such purposes, that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any taxable period does not exceed the amount that the Company and/or its applicable Restricted Subsidiaries (and, if applicable, the Company’s applicable Unrestricted Subsidiaries) would have been required to pay in respect of such U.S. federal, state, local or foreign income taxes with respect to such taxable period were the Company and/or its applicable Subsidiaries paying such tax(es) a stand-alone taxpayer (or stand-alone group) for all taxable periods ending after the Issue Date;

(4) [reserved]; and

(5) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

provided that, the aggregate Permitted Payments to Parent Entities in respect of clauses (1), (2) and (5) above permitted to be paid pursuant to Section 4.07(b)(9) shall not exceed $20.0 million in the aggregate in any calendar year.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, business trust, Governmental Authority or other entity of whatever nature.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including the Consolidated Senior Secured Debt Ratio, the Consolidated Total Debt Ratio and the Fixed Charge Coverage Ratio and the calculation of Total Assets and LTM EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the relevant transaction or event for which any such test, financial ratio, basket or covenant is being calculated (and the application of proceeds thereof, as applicable) and any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of preferred stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period and prior to or simultaneously with the transaction or event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate; and

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Securitization Transaction or Qualified Receivables Facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Any pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company and may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) adjustments calculated to give effect to any Pro Forma Cost Savings to the extent such adjustments, without duplication, continue to be applicable to the Reference Period (without duplication of any adjustment made pursuant to clause (a)(10) of the definition of “Consolidated EBITDA”); provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis”, an amount equal to the amount of cost savings, operating expense reductions and synergies, in each case, that are reasonably quantifiable and projected by the Company in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Company (or any successor thereto) or any Restricted Subsidiary within 24 months of, the date of such pro forma calculation, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that no “cost savings, operating expense reductions and synergies” shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added back in the calculation of Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that such amounts shall no longer be permitted to be added to the extent the cost savings, operating expense reductions and synergies have not been achieved within 24 months of the action or event giving rise to such cost savings, operating expense reductions and synergies.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any of its Subsidiaries to a Securitization Entity in connection with a Qualified Securitization Transaction, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Facility” means any Receivables Facility that meets the following conditions: (x) the Company shall have determined in good faith that such Qualified Receivables Facility (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Company or the applicable Restricted Subsidiary and any Receivables Subsidiary subject thereto; (y) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Receivables Undertakings; and (z) such arrangements are non-recourse to the Company and the Restricted Subsidiaries and their assets, other than with respect to Receivables Repurchase Obligations and other Standard Receivables Undertakings.

“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1) the Company shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Entity;

(2) all sales of accounts receivable and related assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by the Company, and which may include any discounts customary for a Securitization Transaction) and may include Standard Securitization Undertakings; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

Notwithstanding anything to the contrary, for the avoidance of doubt, the grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness or other obligations under the Senior Credit Agreements shall not be deemed a Qualified Securitization Transaction.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Receivables Assets” means (1) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (2) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged to a commercial bank or other investor thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement pursuant to which the Company or a Restricted Subsidiary, as applicable, sells, conveys or otherwise transfers or grants a security interest in (directly or indirectly) its accounts receivable, together with any other Receivables Assets related thereto, which accounts receivable may be sold at a market discount (as determined in good faith by the Company or such Restricted Subsidiary), to (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Receivables Facility to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means any Wholly Owned Restricted Subsidiary of the Company which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and engages in no activities other than in connection with facilitating or entering into, one or more Receivables Facilities and in each case engages only in activities reasonably related or incidental thereto and: (x) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any of its Restricted Subsidiaries (other than any Receivables Subsidiary) (excluding guarantees of obligations pursuant to Standard Receivables Undertakings), (b) is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than the Receivables Subsidiary) in any way other than pursuant to Standard Receivables Undertakings or (c) subjects any asset of the Company or any of its Restricted Subsidiaries (other than the Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings; (y) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company (except in respect of the transfer of Receivables Assets to the Receivables Subsidiary and the Standard Receivables Undertakings); and (z) to which neither the Company nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Regulated Subsidiary” means any entity that is subject to United States or foreign federal, state or local regulation over its ability to incur Indebtedness or create Liens (including Liens with respect to its own Capital Stock).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Tax Legend (if applicable) and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided that assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of the Company.

“Responsible Officer” means, with respect to the Trustee or the Collateral Agent, any officer within the corporate trust department of the Trustee or Collateral Agent who shall have direct responsibility for the administration of this Indenture or Security Documents, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S, which period shall terminate on August 25, 2020.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise qualified, all references in this Description of the Notes to a “Restricted Subsidiary” or “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or such Restricted Subsidiary of the Company leases such property from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between the Company’s Restricted Subsidiaries.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means (1) any accounts receivable, real estate asset, mortgage receivables or related assets and the proceeds thereof subject to a Qualified Securitization Transaction and the proceeds thereof and (2) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such accounts and all records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in each case subject to a Qualified Securitization Transaction.

“Securitization Entity” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with the Company in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable and other Securitization Assets of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any of its Restricted Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any of its Restricted Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company (except in respect of the transfer of Securitization Assets to the Securitization Entity and the Standard Securitization Undertakings); and

(3) to which neither the Company nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of the Company in connection with, a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Company, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, the Company or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries which arose in the ordinary course of business of the Company or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Issuers, the Guarantors and the Collateral Agent as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the Pari Passu Intercreditor Agreement, the Senior/Junior Intercreditor Agreement (if any), the ABL Intercreditor Agreement, the ABL Intercreditor Agreement Joinder, the Security Agreement, the Mortgages, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each for the benefit of the Collateral Agent, as amended, restated, amended and restated, modified, renewed or replaced from time to time.

“Senior Credit Agreements” means collectively any ABL Credit Agreement and the Initial Term Loan Credit Agreement (including any related notes, Guarantees, collateral documents, instruments, mortgages and agreements executed in connection therewith).

“Senior Indebtedness” means:

(1) all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Agreements or the Notes and related Guarantees (including interest, fees, and expenses accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest, fees, or expenses is allowed or allowable in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Agreements) or any of its Affiliates (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Company or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior/Junior Intercreditor Agreement” shall mean an intercreditor agreement among the Trustee, the Collateral Agent, the Initial Term Loan Agent, and one or more representatives for holders of Permitted Junior Lien Obligations providing that, inter alia, the Liens on the Collateral (as defined in the Security Documents) in favor of the Collateral Agent (for the benefit of the Pari Passu Secured Parties) shall be senior to such Liens in favor of such junior lien representatives (for the benefit of the holders of Permitted Junior Lien Obligations), as such intercreditor agreement may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Senior/Junior Intercreditor Agreement shall be consistent with the description under Section 12.01 and either (i) substantially in the form of the Senior/Junior Intercreditor Agreement attached as an exhibit to the Initial Term Loan Agreement as in effect on the Issue Date or (ii) or in such other form as is reasonably satisfactory to the Trustee, the Collateral Agent, the Initial Term Loan Agent (as applicable) and the Issuers.

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Initial Term Loan Secured Parties (in their capacities as such), (ii) the Notes Secured Parties (in their capacity as such) and (iii) the Additional Pari Passu Secured Parties that become subject to the Pari Passu Intercreditor Agreement after the date hereof that are represented by a common representative (in its capacity as such for such Additional Pari Passu Secured Parties) and (b) with respect to any Pari Passu Obligations, each of (i) the Initial Term Loan Obligations, (ii) the Notes Obligations and (iii) the Additional Pari Passu Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Pari Passu Intercreditor Agreement by a common representative (in its capacity as such for such Additional Pari Passu Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as deemed in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Foreign Subsidiary” means any direct or indirect subsidiary of the Issuers that is a CFC, and any subsidiary thereof.

“Sponsor” means Lone Star North America Acquisitions, LLC (“Lone Star”) and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by Lone Star, but not including, however, any portfolio companies of any of the foregoing.

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by the Company or any of its Subsidiaries which the Company has determined in good faith to be customary in a Receivables Facility including, without limitation, those relating to the servicing of the assets of a seller of Receivables Assets, it being understood that any Receivables Repurchase Obligation and a non-credit related recourse accounts receivable factoring arrangement shall each be deemed to be a Standard Receivables Undertaking.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by the Company or any of its Subsidiaries which the Company has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2) any partnership, joint venture or limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Tax Legend” means the legend set forth in Section 2.06(g)(3) hereof to be placed on all Notes (if applicable) issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Priority Collateral” means the “Term Loan Priority Collateral” as such term is defined in the ABL Intercreditor Agreement.

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries as set forth in accordance with GAAP on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries that is internally available, determined on a Pro Forma Basis.

“Transactions” means the issuance of the Notes under this Indenture, the repayment in part of Indebtedness outstanding under the Initial Term Loan Credit Agreement and the payment of related fees and expenses.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such series of Notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve

Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2022; provided, however, that if the period from the redemption date to July 15, 2022 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date and, to the extent required by law, as amended.

“Trustee” means Deutsche Bank Trust Company Americas, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code (or any successor statute) as in effect from time to time in the relevant jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and in accordance with Section 4.17 (so long as such Subsidiary has not been re-designated as a Restricted Subsidiary in accordance with such provisions), but only to the extent that such Subsidiary:

(1) has no Indebtedness other than (a) Non-Recourse Debt and (b) Indebtedness supported by guarantees by the Company or any of its Restricted Subsidiaries incurred in accordance with the applicable provisions of this Indenture;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of the Company or which would otherwise be permitted to be entered into at the time of designation pursuant to the covenant described under Section 4.11; and

(3) is not guaranteeing or otherwise directly or indirectly providing credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except any such guarantee or credit support that is being released substantially concurrently with such designation.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the conditions set forth in this definition.

“U.S. Amended and Restated Master Lease” means the Amended and Restated Master Land and Building

Lease, dated as of June 5, 2018, by and among Pipe Portfolio Owner (Multi) LP, as landlord, and Forterra Pipe &

Precast, LLC, Forterra Concrete Products, Inc., United States Pipe and Foundry Company, LLC and Forterra

Concrete Industries, Inc., as co-tenants.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Restricted Subsidiary” means any Wholly Owned Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico).

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Certain Capital Markets Debt”	4.16
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Exchange”	Exhibit C
“Guaranteeing Subsidiary”	Exhibit E
“Increased Amount”	4.12
“incur”	4.09
“Initial Default”	6.04
“Interest Payment Date”	2.01
“LCT Election”	1.04
“LCT Test Date”	1.04
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Other Offered Indebtedness”	3.09
“Owner”	Exhibit C
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09

Term	Defined in Section
“Qualified Reporting Subsidiary”	4.03
“Ratio Debt”	4.09
“Refinancing Indebtedness”	4.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Retained Declined Proceeds”	4.10
“Reversion Date”	4.19
“Supplemental Indenture”	Exhibit E
“Surviving Entity”	5.01
“Suspended Covenants”	4.19
“Suspension Period”	4.19
“Transfer”	Exhibit B

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) the term “including” is not limiting;

(v) words in the singular include the plural, and in the plural include the singular;

(vi) “will” shall be interpreted to express a command;

(vii) provisions apply to successive events and transactions;

(viii) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(ix) notwithstanding anything to the contrary in this Indenture, prior to the qualification of this Indenture under the TIA, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

Section 1.04 Limited Condition Transactions.

When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments), in each case, at the option of the Issuers (the Issuers’ election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including, without limitation, as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event), and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes under this Indenture (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuers may elect, in their sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments) and (c) consolidated interest expense for purposes of the Fixed Charge Coverage Ratio shall be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Issuers in good faith.

For the avoidance of doubt, if the Issuers have made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Total Assets or LTM EBITDA of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (provided, for the avoidance of doubt, that the Company or any Restricted Subsidiary may rely upon any improvement in any such ratio, test or basket availability); (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that any such notations, legends or endorsements are in a form reasonably acceptable to the Issuers. Each Note will be dated the date of its authentication. Each note will bear interest at a rate of 6.50% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually on each January 15 and July 15 of each year (each such date, an “Interest Payment Date”), commencing with January 15, 2021, to holders of record at the close of business on the January 1 or July 1, whether or not a Business Day, immediately preceding each Interest Payment Date. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) [Reserved].

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

(e) Issuance of Additional Notes. Additional Notes ranking pari passu with the Initial Notes may be issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes (other than the issue date, the issue price, the first Interest Payment Date and the initial interest accrual date) and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Sections 4.09 and 4.12 of this Indenture.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for each Issuer by manual or facsimile signature or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual or electronic signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each Issuer (an “Authentication Order”), authenticate (i) Notes for original issue, of which $500,000,000 in aggregate principal amount will be issued on the Issue Date and (ii) any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03 Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, and interest on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Issuers or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2) the Issuers in their sole discretion determine, subject to the procedures of the Depositary, that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes and the beneficial owners thereof have requested such exchange.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary (in accordance with its Applicable Procedures) shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c), (d) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Issuers, Trustee, Paying Agent, nor any Agent of the Issuers shall have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required by Section 2.01(e) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof, or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof,

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor and the Institutional Accredited Investor takes delivery in the form of a Restricted Definitive Note in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interest in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following: (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof, or (ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each case, if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) [Reserved];

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(e) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if (i) the Holder of such Restricted Definitive Note proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or (ii) the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and in each case, if the Issuers so request, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT “REGULATION S”)) IN RELIANCE ON REGULATION S], ONLY (A) THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S.]

BY ACQUIRING THIS NOTE OR ANY INTEREST THEREIN, EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND COVENANT THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER OR TRANSFEREE TO ACQUIRE OR HOLD THE NOTES (OR ANY INTEREST THEREIN) CONSTITUTES ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE

I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT OR (B) (1) THE ACQUISITION AND HOLDING OF THE NOTES BY SUCH HOLDER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF ANY APPLICABLE SIMILAR LAWS, AND (2) NONE OF THE ISSUER, THE CO-ISSUER, ANY GUARANTOR, THE TRUSTEE, THE COLLATERAL AGENT, THE INITIAL PURCHASERS OR ANY AFFILIATE OF ANY OF THEM HAS ACTED, OR WILL ACT, AS A FIDUCIARY, OR PROVIDE ANY INVESTMENT OR OTHER ADVICE TO SUCH HOLDER OR TRANSFEREE WITH RESPECT TO THE DECISION TO ACQUIRE OR HOLD THE NOTES.”

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST ISSUERS (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Tax Legend. If applicable, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) will bear a legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE ISSUERS AT FORTERRA FINANCE, LLC, 511 EAST JOHN CARPENTER FREEWAY, 6TH FLOOR, IRVING, TX 75062, ATTENTION: CHIEF FINANCIAL OFFICER.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(3) [Reserved].

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of, or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

In case any such mutilated, destroyed, lost, or stolen Note has become due and payable, the Issuers in their sole discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Issuers may require the payment of a sum sufficient to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.07 in exchange for any mutilated Note or in lieu of any destroyed, lost, or stolen Note will constitute an original additional contractual obligation of the Issuers, whether or not the mutilated, destroyed, lost, or stolen Note shall be at any time enforceable by anyone, and will be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost, or stolen Notes.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to the Issuers for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers hold the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes with respect to which a Responsible Officer of the Trustee has received written notice as being so owned at the Corporate Trust Office of the Trustee will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes. Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee for cancellation any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the disposition of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof; provided that if the Issuers pay the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, payment shall be to the recordholders of the Notes as of the original record date. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. If such default in interest continues for 30 days, the Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 35 days (or 45 days in case of a partial redemption of Definitive Notes) (or such shorter period acceptable to the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price, if then ascertainable.

and stating that all conditions to such redemption have been complied with or that such redemption is subject to Section 3.07(f).

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, and the Notes subject to redemption are represented by Definitive Notes, the Trustee (subject to Section 4.10 or 4.14, as applicable) will select Notes for redemption or purchase by lot. If the Notes are represented by Global Notes, interests in such Global Notes will be selected for redemption or purchase by the Depositary in accordance with the Applicable Procedures.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

With respect to Definitive Notes, the Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased; provided, that the unredeemed or unpurchased portion of a Note must be in a minimum denomination of $2,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 15 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail (or with respect to Global Notes, to the extent permitted or required by the Depositary’s Applicable Procedures, sent electronically), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 90 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof. If the Issuers request the Trustee to give notice of purchase or redemption on their behalf, the Issuers will give written notice to the Trustee at least 30 days prior to the redemption date (or such shorter period as agreed by the Trustee).

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price, or if not then ascertainable, the manner of calculation thereof;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note (or transferred by book entry);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) if the redemption is conditional, the one or more conditions precedent and that the Issuers may delay the redemption in its discretion until such time as the condition or conditions are satisfied or waived.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at the Issuers’ expense; provided, however, that the Issuers have delivered to the Trustee, at least 35 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Except as provided in Section 3.07(f) hereof, once notice of redemption is mailed or transmitted in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. The notice, if mailed or transmitted in a manner herein provided, shall be conclusively presumed to have been given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or by such other means as may be required hereby or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.

If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue, and upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers, a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered (or transfer such Note by book entry).

Section 3.07 Optional Redemption.

(a) At any time prior to July 15, 2022, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes) issued under this Indenture at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date), with the net cash proceeds of an Equity Offering; provided that:

(1) at least 50% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes, but excluding Notes held by the Issuers, any direct or indirect parent of the Issuers or any of the Company’s Subsidiaries) remain outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to July 15, 2022, the Issuers may on any one or more occasions redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption, subject to the right of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date. Promptly after the calculation of the redemption price under this clause (b), the Issuers shall give the Trustee notice thereof.

(c) The Issuers will have the right to redeem the Notes at 101% of the principal amount thereof following the consummation of a Change of Control if at least 90% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

(d) Except pursuant to clauses (a) – (c) above, the Notes will not be redeemable at the Issuers’ option prior to July 15, 2022.

(e) On or after July 15, 2022, the Issuers may on any one or more occasions redeem all or a portion of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on July 15 of the years indicated below, subject to the rights of Holders of Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date:

Year	Percentage
2022	103.250%
2023	101.625%
2024 and thereafter	100.000%

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Any redemption of Notes (including with net cash proceeds of an Equity Offering)

pursuant to this Section 3.07 may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering, consummation of a Change of Control or consummation of a refinancing of any Indebtedness. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(g) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. If any such condition precedent has not been satisfied, the Issuers shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

(h) If any redemption pursuant to this Section 3.07 shall occur on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders of the Notes which are redeemed.

Section 3.08 Mandatory Redemption.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuers are required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and, if required by the terms of other Pari Passu Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) that in each case, contain provisions similar to those set forth in Section 4.10, to all holders of such other Indebtedness (“Other Offered Indebtedness”). The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Issuers will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such Other Offered Indebtedness in accordance with Section 4.10(c). Payment for any Notes so purchased will be made in the same manner as principal and interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuers will send, by first class mail (or with respect to Global Notes to the extent permitted or required by the Depositary’s Applicable Procedures, sent electronically), a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Note by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuers, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Other Offered Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuers will select the Notes and Other Offered Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Other Offered Indebtedness tendered or required to be prepaid or redeemed, and thereafter the Trustee will select the Notes to be purchased on a pro rata basis (subject to the Depositary’s Applicable Procedures with respect to Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuers or the Trustee, as applicable, so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment (on a pro rata basis to the extent necessary), the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the depositary or the Paying Agent, as the case may be, will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Asset Sale Offer on the Purchase Date.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuers will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding, the Company or the Issuer will provide to the Trustee and, upon request, to Holders of Notes a copy of all of the information and reports below:

(1) within 90 days after the end of each fiscal year, annual audited consolidated financial statements of the Company that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act for such fiscal year (but only to the extent similar information is presented or incorporated by reference in the Offering Memorandum), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and a report on the annual financial statements by the Company’s independent accountants (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included or incorporated by reference in the Offering Memorandum);

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly consolidated financial statements of the Company (including a balance sheet, statement of operations and statement of cash flows) that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act for the interim period as of, and for the period ending on, the end of such fiscal quarter (but only to the extent similar information is presented or incorporated by reference in the Offering Memorandum) including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included or incorporated by reference in the Offering Memorandum), subject to normal year-end adjustments and the absence of footnotes; and

(3) within 15 days after the time period specified for filing current reports on Form 8-K by the Commission, current reports containing substantially all of the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act on, and as in effect as of, the Issue Date under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than compensation information) of Form 8-K; provided, however, that no such Current Report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that in addition to providing such information to the Trustee, the Issuers will be required to make available to the Holders, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts such information by posting to their website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment, in each case, subject to the extensions provided for in clauses (1) and (2) of this Section 4.03(a), within 5 days after the time the Issuers are required to provide such information to the Trustee.

(b) Notwithstanding the foregoing, (1) the Company will not be required to furnish any information, certificates or reports required by (i) the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, or (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-GAAP financial measures contained therein, (2) no such report will be required to comply with Regulation S-X, including, without limitation, Rule 3-10 thereof, (3) no such report shall be required to provide any information that is not otherwise similar to information currently included in the Offering Memorandum, (4) in no event shall such reports be required to be filed as exhibits under the Commission rules nor shall such reports be required to include documents required to be filed as exhibits under the Commission rules, except for agreements evidencing material Indebtedness (excluding any schedules and exhibits thereto), (5) such information will not be required to contain any “segment information” and (6) such reports shall not be required to present compensation required by Item 402 of Regulation S-K or otherwise or beneficial ownership information; provided, however, that, if applicable, the Company shall provide guarantor/non-guarantor financial data consistent with the information set forth under the heading “Risk Factors—Risks Related to the Notes—Claims of holders of the notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the notes” in the Offering Memorandum.

(c) The Issuers will be deemed in all respects to have furnished such reports referred to above to the Trustee and the Holders of the Notes if the Company or any direct or indirect parent of the Company has filed such reports or reports containing the required information with the Commission via the EDGAR (or successor) filing system and such reports are publicly available.

(d) For so long as the Company has designated certain of its Subsidiaries as Unrestricted Subsidiaries, unless the Company determines in its good faith judgment that such presentation is not material to the Holders, then the quarterly and annual financial information required to be provided by clause (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(e) In addition, to the extent not satisfied by the foregoing, the Issuers will agree that, for so long as any Notes are not freely transferrable under the Securities Act, it will furnish to Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(f) In addition, notwithstanding the foregoing, the financial statements, information and other information and documents required to be provided as described in this Section 4.03 may be, rather than those of the

Company, those of (1) any predecessor or successor of the Company or any entity meeting the requirements of clause (2) or (3) of this paragraph (f), (2) any Wholly Owned Subsidiary of the Company that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Company and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”) or (3) any direct or indirect parent of the Company; provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary of the Company or such direct or indirect parent of the Company, the same is accompanied by consolidating information, which may be posted to the website of the Company or on a non-public, password-protected website maintained by the Company or a third party, that explains in reasonable detail (including select quantitative metrics) the differences between the information relating to such Qualified Reporting Subsidiary or such parent entity (as the case may be), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(g) So long as Notes are outstanding, the Company will also:

(1) within 15 Business Days after furnishing to the Trustee the annual and quarterly reports required by Section 4.03(a)(1) and (2), hold a conference call to discuss such reports and the results of operations for the relevant reporting period (which may be a single conference call together with investors and lenders holding other securities (including equity securities) or Indebtedness of the Company and/or any Restricted Subsidiaries); and

(2) post to its website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment, prior to the date of the conference call required to be held in accordance with Section 4.03(g)(1), announcing the time and date of such conference call and either including all information necessary to access the call or informing Holders, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

(h) Notwithstanding anything herein to the contrary, failure by the Company or the Issuers to comply with any of its obligations hereunder for purposes of Section 6.01(3) hereof will not constitute an Event of Default thereunder until 120 days after the receipt of the written notice delivered thereunder.

(i) The delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no responsibility to determine if and when any reports are posted to any websites or other online data system.

Section 4.04 Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that in the course of the performance by each signer of his or her duties as an Officer of the applicable Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knew of any Default or Event of Default that occurred during such period that is continuing (and, if a Default or Event of Default has occurred that is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers or Guarantors are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers or Guarantors are taking or propose to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, within 15 Business Days after any Officer becoming aware of any Default or Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuers or Guarantors are taking or propose to take with respect thereto. Neither the Trustee nor the Collateral Agent shall be deemed to have any notice of any Default or Event of Default unless a Responsible Officer of the Trustee or Collateral Agent has received written notification from the Issuers or the Holders of such Default or Event of Default.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1), (2), (3) and (4) of this Section 4.07(a), being collectively referred to as “Restricted Payments”; it being understood that payments made pursuant to the Existing Tax Receivable Agreement shall not constitute Restricted Payments), unless, at the time of and after giving effect to such Restricted Payment:

(x) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(y) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt; and

(z) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or its Restricted Subsidiaries since the Issue Date (including, without duplication, Restricted Payments permitted by Section 4.07(b)(3) and (15) hereof and excluding Restricted Payments permitted by all other clauses of Section 4.07(b) hereof) is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2020 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with Section 4.07(c) hereof), received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (excluding, without duplication, the Cash Contribution Amount and Excluded Contributions), or from the issue or sale of Disqualified Stock of the Company or debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(C) 100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with Section 4.07(c) hereof) received by the Company or a Restricted Subsidiary of the Company from (i) the sale or disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made after the Issue Date and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments made after the Issue Date; (ii) the sale (other than to the Company and its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary; (iii) a distribution or dividend from an Unrestricted Subsidiary, to the extent that the amount of such dividend or distribution is not utilized to increase the amount available to be made as a Permitted Investment pursuant to clause (18), (24) or (26) of the definition thereof; and (iv) any Restricted Investment that was made after the Issue Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of the Company; provided that such amount will not exceed the amount of the Restricted Investment initially made; plus

(D) in the event that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case after the Issue Date, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (as determined in accordance with Section 4.07(c) hereof) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment); plus

(E) $100.0 million.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of any class or series of its Equity Interests so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.07(a)(z)(B) hereof;

(3) the payment of any dividend or distribution or the consummation of any redemption, repurchase or retirement of Indebtedness within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee in exchange for, or out of or with the net cash proceeds from an incurrence of Refinancing Indebtedness;

(5) the repurchase, retirement or other acquisition for value (or the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent of the Company, to finance any such repurchase, retirement or other acquisition) of Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company held by any future, present or former employee, director or consultant of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (or any such Person’s spouse, former spouse, successor, executor, administrator, heir, legatee or distributee or any trust or other similar vehicle formed for the benefit of any of them) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided that the aggregate amounts paid under this Section 4.07(b)(5) do not exceed $25.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), to employees, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company (or any such Person’s spouse, former spouse, successor, executor, administrator, heir, legatee or distributee or any trust or other similar vehicle formed for the benefit of any of them) that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments pursuant to Section 4.07(a)(z) hereof; plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after the Issue Date;

provided that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by Section 4.07(b)(5)(a) and Section 4.07(b)(5)(b) in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director or consultant of any of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company (or any such Person’s spouse, former spouse, successor, executor, administrator, heir, legatee or distributee or any trust or other similar vehicle formed for the benefit of any of them) in connection with a repurchase of Equity Interests of any of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(6) the repurchase of Equity Interests (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such repurchase) deemed to occur upon (i) the exercise of stock options, warrants or other similar stock-based awards under equity plans of the Company, any of the Company’s Restricted Subsidiaries or any direct or indirect parent of the Company to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of the Company, any of its Restricted Subsidiaries or any direct or indirect parent of the Company or (ii) the withholding of a portion of Equity Interests issued upon any such exercise to cover any withholding tax obligations in respect of such issuance;

(7) the declaration and payment of dividends to holders of a class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 4.09 hereof;

(8) (a) payments of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such payment, purchase, redemption or acquisition), including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or Indebtedness convertible into, or exchangeable for, Capital Stock or (iii) stock dividends, splits or combinations or business combinations and (b) honoring any conversion request by a holder of convertible Indebtedness and other payments on convertible Indebtedness in accordance with its terms;

(9) Permitted Payments to Parent Entities;

(10) the making of any Restricted Payment in connection with the Transactions and the payment of any reasonable fees or expenses incurred in connection therewith (including dividends to any direct or indirect parent of the Company to fund payment of such fees or expenses);

(11) (i) purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees, and (ii) purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Facility and distributions or payments of Receivables Fees;

(12) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment of dividends on its Equity Interests) in an aggregate amount of up to 6.0% per annum of the net proceeds received by the Company (or by any direct or indirect parent of the Company and contributed to the Company) from the 2016 IPO and any future Equity Offering of the Company or any direct or indirect parent of the Company;

(13) Restricted Payments that, together with Permitted Investments that are made and outstanding at any time pursuant to clause (31) of the definition of Permitted Investments, shall not exceed the aggregate amount of Excluded Contributions;

(14) the payment of dividends, other distributions and other amounts by the Company to, or the making of loans to, any direct or indirect parent of the Company, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any of its Restricted Subsidiaries incurred in accordance with Section 4.09 hereof;

(15) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the Notes, Disqualified Stock or preferred stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those set forth in Section 4.10 and Section 4.14 hereof; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuers (or a third party to the extent permitted by this Indenture) have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(17) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 4.07(b)(17) not to exceed the greater of (x) $100.0 million and (y) 5.00% of Total Assets;

(18) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or to fund amounts owed to Affiliates (including the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent company of the Company to fund such payment), in each case to the extent permitted by Section 4.11 hereof;

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a sale, consolidation, merger or transfer of all or substantially all of the assets of the Company that complies with the terms of this Indenture, including Section 5.01 hereof;

(20) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company, issued after the Issue Date; provided, however, that (a) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this Section 4.07(b)(20) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(21) any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment, the Company’s Consolidated Total Debt Ratio would be no greater than 3.75 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this Section 4.07(b)(21), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (21) of Section 4.07(b) hereof, or is entitled to be incurred pursuant to Section 4.07(a) hereof, the Issuers will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.07 or the definition of “Permitted Investment” and/or one or more of the exceptions contained in the definition of “Permitted Investment.”

(d) For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of the Company or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the Senior Credit Agreements and other documents relating to the Senior Credit Agreements;

(2) this Indenture, the Notes and the Note Guarantees, the Security Documents and the Pari Passu Intercreditor Agreement;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Issue Date, or (ii) are not materially more disadvantageous to Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and in the case of (ii) either (x) the Company determines (in good faith) that such encumbrance or restriction will not affect the Issuers’ ability to make principal or interest payments on the Notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(4) applicable law, rule, regulation, order or requirement;

(5) any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts, leases, subleases and licenses entered into in the ordinary course of business;

(7) purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) hereof;

(8) contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary of all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of this Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are (i) not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) are not materially more disadvantageous to holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and in the case of (ii) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(10) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Liens permitted to be incurred pursuant to the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14) any Restricted Investment not prohibited by Section 4.07 hereof and any Permitted Investment;

(15) restrictions created in connection with any Qualified Securitization Transaction or Qualified Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables Facility;

(16) other Indebtedness, Disqualified Stock or preferred stock of any Restricted Subsidiary of the Company that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to Section 4.09 hereof that imposes restrictions solely on the Foreign Subsidiary party thereto or its Subsidiaries;

(17) any encumbrances or restrictions of the type referred to in Sections 4.08(a)(1), (2) and (3) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(18) any encumbrance or other restriction that will not otherwise materially impair the Issuers’ ability to make payments on the Notes when due, in the good faith judgment of the Company; and

(19) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation of such redesignation, merger, amalgamation, consolidation or transfer).

Section 4.09 Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit (a) any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or (b) any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio of the Company for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00 (“Ratio Debt”); provided, further, that the then outstanding aggregate principal amount of Indebtedness (including Acquired Debt), Disqualified Stock or preferred stock that may be incurred or issued, as applicable, pursuant to this paragraph by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $100.0 million and (y) 5.00% of Total Assets.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount at any one time outstanding not to exceed the sum of (i) $600.0 million, plus (ii) the greater of (x) $300.0 million and (y) 100% of LTM EBITDA; plus (iii) the greater of (x) $450.0 million and (y) the Borrowing Base as of the date of such incurrence (this clause (iii) to be limited to indebtedness under any Credit Agreement that is in the form of a revolving credit facility, including, without limitation, asset-based and cash flow revolving facilities); plus (iv) an additional aggregate principal amount of Indebtedness that at the time of incurrence does not cause the Consolidated Senior Secured Debt Ratio to be greater than 4.75:1.00 (provided that, for purposes of determining the amount that may be incurred under this clause (1)(iv), all Indebtedness incurred under this clause (1) shall be deemed to be secured by Liens on the Collateral having Pari Passu Lien Priority relative to the Notes regardless of whether such Indebtedness is in fact so secured); plus (v) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees and similar fees) incurred in connection with such refinancing; provided, that any Refinancing Indebtedness under a Credit Agreement in respect of any such Indebtedness incurred under this clause (1) (with the term “Refinancing Indebtedness”, for the avoidance of doubt, to be read for purposes of this clause (1) as if the definition thereof included reference to Indebtedness incurred under this clause (1)) may be incurred under this clause (1), as the case may be, even if such incurrence would not otherwise be permitted by this clause (1) at such time of incurrence of such Refinancing Indebtedness (and any new Refinancing Indebtedness under a Credit Agreement in respect of any earlier Refinancing Indebtedness incurred under this proviso may also be incurred under this clause (1) even if such incurrence is not otherwise permitted by this clause (1) at the time of incurrence of such new Refinancing Indebtedness), provided that any such Refinancing Indebtedness shall reduce amounts available under this clause (1) so long as such Refinancing Indebtedness remains outstanding;

(2) Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date immediately after giving effect to the Transactions (excluding Indebtedness described in Section 4.09(b)(1) and (3));

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes and the guarantees thereof (excluding any Additional Notes);

(4) Indebtedness, Disqualified Stock and preferred stock incurred by the Company or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing or refinancing all or any part of the acquisition, lease or cost of design, construction, installation, repair, replacement or improvement of any property or assets used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and which is incurred within 270 days of the acquisition or replacement or completion of design, construction, installation, repair or improvement of such property or assets, as applicable, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $80.0 million and (y) 4.25% of Total Assets, at the time of incurrence, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (4) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or preferred stock of the Company or a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease (collectively, “refinance” and “refinances,” with “refinanced” and “refinancing” having a correlative meaning), Indebtedness incurred (including committed amounts undrawn at the time of refinancing) or Disqualified Stock or preferred stock issued as Ratio Debt or permitted under clauses (2), (3), this clause (5), (13) or (17) of this Section 4.09(b) or subclause (y) of each of clauses (4), (12) or (21) of this Section 4.09(b) (provided that any amounts incurred under this Section 4.09(b)(5) as Refinancing Indebtedness of subclause (y) of Section 4.09(b)(4), (12) or (21) shall reduce the amount available under such subclause (y) of such clauses so long as such Refinancing Indebtedness remains outstanding) or any Indebtedness incurred or Disqualified Stock or preferred stock issued to so refinance such Indebtedness, Disqualified Stock or preferred stock, plus any additional Indebtedness incurred or Disqualified Stock or preferred stock issued to pay unpaid accrued interest and the aggregate amount of premiums (including reasonable tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(B) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(C) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness is Disqualified Stock or preferred stock, respectively; and

(D) shall not include (x) Indebtedness, Disqualified Stock or preferred stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Issuer or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if any Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not an Issuer or a Guarantor (except in respect of intercompany liabilities arising from the cash management, tax, and accounting operations of the Company and its Restricted Subsidiaries or other intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and incurred in the ordinary course of business), such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of an Issuer, or the Note Guarantee, in the case of an Issuer or a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an issuance of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any other Restricted Subsidiary of the Company of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company will be deemed to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7); and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7);

(8) the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Hedging Obligations or Cash Management Services not for speculative purposes;

(9) the Guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, supply chain financing transactions, trade contracts (other than for borrowed money), bankers’ acceptances, guarantees, performance, tender, bid, stay, surety, statutory, judgment, appeal, advance payment, completion, export or import, customs, value added or similar tax or other bonds, guarantees, warranties, indemnities and similar instruments in the ordinary course of business or consistent with past practice, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however, that upon the drawing of any letters of credit, such obligations are reimbursed within 30 Business Days following such drawing;

(11) the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 10 Business Days;

(12) the incurrence by Foreign Subsidiaries of Indebtedness or issuance of Disqualified Stock or preferred stock in an aggregate principal amount or liquidation value pursuant to this Section 4.09(b)(12), including all Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this Section 4.09(b)(12), not to exceed the greater of (x) $100.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) and (y) 5.0% of Total Assets, at any one time outstanding, plus in the case of any refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this Section 4.09(b)(12) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(13) (x) Indebtedness, Disqualified Stock and preferred stock (i) of the Company or any of its Restricted Subsidiaries incurred, issued or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person and (ii) of any Person that is acquired by the Company or any of its Restricted Subsidiaries or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture and (y) Indebtedness, Disqualified Stock and preferred stock incurred, issued or assumed in anticipation of an acquisition of any assets, business or Person; provided, however, that after giving effect to such acquisition, merger or consolidation and the incurrence of such Indebtedness or issuance of such Disqualified Stock or preferred stock either:

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(b) the Fixed Charge Coverage Ratio of the Company is equal to or greater than immediately prior to such acquisition, merger or consolidation;

(14) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from agreements providing for guarantees, indemnification, adjustments of purchase price (including any obligation to make any 2015 Acquisition Earn-Out Payment) or, in each case, similar obligations, incurred in connection with the acquisition or disposition of any business, assets, Capital Stock, Person or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness incurred in connection with a disposition does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary of the Company in connection with such disposition;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit (including customary Cash Management Services) in the ordinary course of business;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(17) Contribution Indebtedness;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the Notes pursuant to Article 8 or 11 hereof;

(19) take-or-pay obligations contained in supply arrangements entered into by the Company or a Restricted Subsidiary of the Company in the ordinary course of business;

(20) Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(21) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness Disqualified Stock or preferred stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this Section 4.09(b)(21), not to exceed the greater of (x) $150.0 million and (y) 8.00% of Total Assets at the time of incurrence, at any one time outstanding, plus in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(22) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(23) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors, employees and consultants, their respective permitted transferees, assigns, estates, successors, executors, administrators, heirs, spouses, former spouses, legatee or distributee or any trust or other similar vehicle formed for the benefit of any of them to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent entities permitted by Section 4.07 hereof; and

(24) Indebtedness constituting Capital Lease Obligations arising under (a) any Sale/Leaseback Transaction permitted under clause (12) of the second paragraph of the definition of “Asset Sale” or (b) any other Sale/Leaseback Transaction in an aggregate principal amount not to exceed $100.0 million.

(c) The Company will not incur, and will not permit any Issuer or any other Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company, the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company, the Issuers or such Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) of Section 4.09(b), or is entitled to be incurred as Ratio Debt pursuant to Section 4.09(a) hereof, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided that Indebtedness under the ABL Credit Agreement and the Initial Term Loan Credit Agreement outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of Section 4.09(b). The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09 or Section 4.12 hereof; provided, in each such case, that the amount thereof shall be included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) incurred in connection with such refinancing. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 4.10(a)(2), each of the following will be deemed to be cash:

(A) any liabilities (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee), contingent or otherwise of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Company) that are extinguished in connection with the transactions relating to such Asset Sale or are assumed by the transferee of any such assets;

(B) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are, within 180 days, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) $80.0 million and (y) 4.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(D) consideration consisting of Indebtedness of the Company or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee; and

(E) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale.

(b) Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1) to the extent such Net Proceeds are from an Asset Sale of Term Loan Priority Collateral, to repay or repurchase either, (i) Obligations under the Initial Term Loan Credit Agreement, (ii) Obligations under the Notes or (iii) Pari Passu Obligations (other than the Notes and the Initial Term Loan Credit Agreement), and, if the Indebtedness being repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto; provided that in the case of any repayment pursuant to clause (iii), the Company or such Restricted Subsidiary shall reduce Obligations under the Notes on a pro rata basis with any Pari Passu Obligations repaid pursuant to clause (iii) and, if applicable, any Obligations under the Initial Term Loan Credit Agreement repaid with such Net Proceeds, at its option, (x) by redeeming Notes as described in Section 3.07 hereof, (y) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof), or (z) by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase a pro rata principal amount of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to but not including the date of repayment;

(2) to the extent such Net Proceeds are from an Asset Sale of ABL Priority Collateral, to repay or repurchase either (i) Obligations under the ABL Credit Agreement, (ii) Obligations under the Initial Term Loan Credit Agreement, (iii) Obligations under the Notes or (iv) Pari Passu Obligations (other than the Notes and the Initial Term Loan Credit Agreement), and, if the Indebtedness being repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto; provided that in the case of any repayment pursuant to clause (iv), the Company or such Restricted Subsidiary shall reduce Obligations under the Notes on a pro rata basis with any Pari Passu Obligations repaid pursuant to clause (iv) and, if applicable, any Obligations under the Initial Term Loan Credit Agreement repaid with such Net Proceeds, at its option, (x) by redeeming Notes as described in Section 3.07 hereof, (y) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof), or (z) by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase a pro rata principal amount of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to but not including the date of repayment;

(3) if the assets that are the subject of such Asset Sale do not constitute Collateral, to repay or repurchase either (i) Obligations under the Initial Term Loan Credit Agreement, (ii) Obligations under the Notes or (iii) Obligations under any other Senior Indebtedness (and, if the Indebtedness being repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto); provided that in the case of any repayment pursuant to clause (iii), the Company or such Restricted Subsidiary shall reduce Obligations under the Notes on a pro rata basis with any Pari Passu Obligations repaid pursuant to clause (iii) and, if applicable, any Obligations under the Initial Term Loan Credit Agreement repaid with such Net Proceeds, at its option, (x) by redeeming Notes as described in Section 3.07 hereof, (y) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof), or (z) by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase a pro rata principal amount of the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to but not including the date of repayment;

(4) to repay or repurchase any Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary);

(5) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition, of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(6) to make a capital expenditure;

(7) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that, to the extent that such Net Proceeds are derived from an Asset Sale of Collateral, such other assets shall be added to the Collateral securing the Notes to the extent required by this Indenture or any of the Security Documents; or

(8) any combination of the foregoing.

The Company will be deemed to have complied with the provisions set forth in clause (5), (6) or (7) of this Section 4.10(b) if (i) within 450 days after the Asset Sale that generated the Net Proceeds, the Company (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of such assets of, or any Capital Stock of, another Permitted Business or to make a capital expenditure or acquire such other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 450-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Proceeds are applied, the Company (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason before such Net Proceeds are applied within 180 days of such second binding commitment, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such amount of Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Proceeds in any manner not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders in accordance with Section 4.10(b)(1) or (2) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuers will make an Asset Sale Offer to all Holders of the Notes and, if required by the terms of other Pari Passu Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) that in each case, contain provisions similar to those set forth in Section 4.10 on a pro rata basis the maximum principal amount (or accreted value, if applicable) of Notes, such other Pari Passu Obligations and such Senior Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed with an amount equal to the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to but not including the date of purchase, prepayment or redemption, subject to the right of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the purchase date, and will be payable in cash. The Issuers may satisfy the foregoing obligations with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds at any time prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Net Proceeds. If an amount equal to the Excess Proceeds exceeds the amount paid in connection with the consummation of an Asset Sale Offer (any such excess amount, “Retained

Declined Proceeds”), the Issuers may use those Retained Declined Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes or the other Pari Passu Obligations or Senior Indebtedness, as applicable, tendered (or required to be prepaid or redeemed in connection with) in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuers will select the Notes and such other Pari Passu Obligations or Senior Indebtedness, as applicable, to be purchased on a pro rata basis, based on the principal amounts tendered or required to be prepaid or redeemed and thereafter the Trustee will select the Notes to be purchased on a pro rata basis (subject to DTC’s applicable procedures with respect to the Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuers or the Trustee, as applicable, so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000 or in integral multiples of $1,000 in excess thereof). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) Notwithstanding any other provisions of this Section 4.10, (i) to the extent that the application of any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) would (w) be prohibited or delayed by applicable local law, (x) be restricted by applicable organizational documents or any agreement, (y) be subject to other organizational or administrative impediments if distributed by the Foreign Subsidiary to the Company (either directly or indirectly through the applicable Subsidiaries) or (z) conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Foreign Subsidiary, then, in each such case, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such distribution of any of such affected Net Proceeds would be permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Net Proceeds so permitted to be distributed will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if the Net Proceeds were actually distributed whether or not they are distributed) in compliance with this Section 4.10 and (ii) to the extent that the Company has determined in good faith that the distribution by the applicable Foreign Subsidiary of any or all of the Net Proceeds of any Foreign Disposition to the Company (either directly or indirectly through the applicable Subsidiaries) could have a material adverse tax consequence to the Company or any of its Subsidiaries, Affiliates or direct or indirect owners (which, for the avoidance of doubt, includes, but is not limited to, the incurrence of any non-de minimis tax liability (determined in good faith by the Company), including as a result of a dividend or a withholding tax), an amount equal to such Net Proceeds will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require any Subsidiary to repatriate cash.

(e) The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $15.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 4.11(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any reasonable or customary employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Company or any of its Restricted Subsidiaries and payments pursuant thereto;

(2) (i) transactions between or among the Company and/or its Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries, (ii) any customary transaction with a Securitization Entity effected as part of a Qualified Securitization Transaction, including in respect of Standard Securitization Undertakings, any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Transaction and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation and (iii) any customary transaction between or among the Company and/or its Subsidiaries effected as part of a Qualified Receivables Facility, including in respect of Standard Receivables Undertakings, and any repurchase of Receivables Assets pursuant to a Receivables Repurchase Obligation;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of compensation, fees and reimbursements of expenses to (pursuant to indemnity arrangements (including under customary insurance policies) or otherwise), and employee benefit and pension expenses provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company to Affiliates of the Company;

(6) (i) Restricted Payments that do not violate Section 4.07 hereof and (ii) Permitted Investments;

(7) [reserved];

(8) sales of Equity Interests of the Company or any direct or indirect parent of the Company to Affiliates of the Company or its Restricted Subsidiaries not otherwise prohibited by this Indenture and the granting of registration and other customary rights in connection therewith;

(9) transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of the Company;

(10) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to the Company or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of Section 4.11(a)(1) hereof;

(11) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business;

(12) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date, as determined by the Company in good faith) or any transaction contemplated thereby;

(13) payments to, or the receipt of payments from, and entry into and the consummation of transactions with, joint ventures entered into in the ordinary course of business;

(14) any contributions to the common equity capital of the Company;

(15) pledges of Equity Interests of Unrestricted Subsidiaries;

(16) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company, or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(17) the entry into any tax-sharing arrangements or other equity agreements between the Company or any of its Restricted Subsidiaries and any of their direct or indirect parent entities; provided, however, that any payment made by the Company or any of its Restricted Subsidiaries under such tax-sharing arrangements or other equity agreements is, at the time made, otherwise permitted by Section 4.07 hereof;

(18) transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business or consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries or are on no less favorable terms than those that could reasonably have been obtained at such time from an unaffiliated party, in either case, in the reasonable determination of the Company;

(19) transactions between the Company and any of its Restricted Subsidiaries and any Person a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20) payments by the Company or any of its Restricted Subsidiaries (a) to the Sponsor or another Permitted Investor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith, and the payment of out-of-pocket fees and expenses incurred in connection therewith, (b) for indemnification and similar expenses and (c) to pay transaction fees to the Sponsor or another Permitted Investor;

(21) payment to any Permitted Holder of all out of pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(22) the Transactions and the payment of any reasonable fees or expenses incurred in connection therewith (including dividends to any direct or indirect parent entities of the Company to fund payment) and all legal, accounting and other professional fees and expenses;

(23) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(24) (i)(x) investments by Affiliates in securities or loans of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (y) payments to Affiliates in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (x) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in a manner permitted by the terms of such securities or loans, and (ii) transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Company or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; and

(25) entering into, performing or assuming obligations under the Existing Tax Receivable Agreement.

Section 4.12 Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors, to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) securing Indebtedness of the Company or its Restricted Subsidiaries that are Guarantors, if any, on any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in each case:

(1) in the case of Liens on any Collateral, (i) such Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees or (ii) such Lien is a Permitted Lien; and

(2) in the case of any Lien on any asset or property that is not Collateral, (i) the Notes and the Guarantees are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien or (ii) such Lien is a Permitted Lien.

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of the Company’s Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(2) the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Company’s Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, this Section 4.13 shall not restrict the Company or any Restricted Subsidiary from changing its organizational form and shall not restrict any disposition of any Restricted Subsidiary or its properties, including any merger or consolidation, otherwise made in compliance with the Indenture.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any portion (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000). In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase (such payment the “Change of Control Payment,” and such date of purchase, the “Change of Control Payment Date”), subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the Change of Control Payment Date. Within 60 days following any Change of Control, except to the extent the Issuer has delivered notice to the Trustee of its intention to redeem Notes pursuant to Section 3.07 hereof, the Issuers will mail (or with respect to Global Notes to the extent permitted or required by DTC’s applicable procedures or regulations, sent electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the Change of Control Payment Date, which shall be no earlier than 15 days and no later than 90 days from the date such notice is mailed or sent, pursuant to the procedures required by this Indenture;

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by the Issuers, consistent with this Section 4.14 that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.14, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given to the Trustee pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, or conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.15 [Reserved].

Section 4.16 Future Guarantees.

(a) If, after the Issue Date, (i) any Wholly Owned Domestic Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Excluded Subsidiary, other than any entity that is required to guarantee the Indebtedness under the Initial Term Loan Credit Agreement) that is not then an Issuer or a Guarantor guarantees or incurs Indebtedness under either of the Senior Credit Agreements or guarantees Obligations of the Company, either Issuer or any of the Guarantors under any capital markets debt securities of any such Person with an aggregate principal amount in excess of $100.0 million (“Certain Capital Markets Debt”) or (ii) the Company otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Company shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture to this Indenture (in substantially the form of Exhibit E hereto) pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors and execute and deliver to the Trustee joinders to the Security Documents or new Security Documents together with any other filings and agreements required by the

Security Documents to create or perfect the security interests for the benefit of the holders of the Notes in the Collateral of such Restricted Subsidiary; provided that, in the case of clause (i), such supplemental indenture, joinders to the Security Documents or new Security Documents together with any other such filings and agreements shall be executed and delivered to the Trustee within 20 Business Days of the date that such Indebtedness under the ABL Credit Agreement or the Initial Term Loan Credit Agreement or Certain Capital Markets Debt has been guaranteed or incurred by such Restricted Subsidiary (subject to any later deadline provided for in this Indenture or applicable Security Documents to create or perfect the security interests for the benefit of the holders of the Notes in any property required to become Collateral).

(b) Each Note Guarantee of a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c) Each Note Guarantee shall be released upon the terms and in accordance with the provisions of Article 10.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary (other than an Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default. If such Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments in such Restricted Subsidiary by the Company and its Restricted Subsidiaries will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 4.09 hereof, the Company will be in default of Section 4.09 hereof. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted by Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be evidenced to the Trustee by delivery to the Trustee of an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.09 hereof.

Section 4.18 [Reserved].

Section 4.19 Changes in Covenants When Notes Rated Investment Grade.

(a) If on any date following the Issue Date:

(1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuers, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Issuers as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter and subject to the provisions of Section 4.19(c), Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 5.01(4) hereof (collectively, the “Suspended Covenants”) will be suspended.

(b) During any period that the Suspended Covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.17 hereof unless the Company’s Board of Directors would have been able, under the terms of this Indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto) will not give rise to a Default or Event of Default under this Indenture.

(c) Notwithstanding the foregoing, if the rating assigned to the Notes by both such rating agencies subsequently declines to below Baa3 and BBB-, respectively, the Suspended Covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of Section 4.09(b). Calculations under the reinstated Section 4.07 will be made as if Section 4.07 had been in effect prior to but not during the Suspension Period. For purposes of determining compliance with Section 4.10 hereof, the Excess Proceeds from all Asset Sales not applied in accordance with Section 4.10 hereof will be deemed to be reset to zero after the Reversion Date. In addition, for purposes of Section 4.11 hereof, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Date will be deemed to have been entered pursuant to Section 4.11(b)(12), for purposes of Section 4.08 hereof, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to Section 4.08(b)(1) hereof, and all Investments made during the Suspension Period will be classified to have been made under clause (11) of the definition of “Permitted Investments.”

(d) Notwithstanding anything herein to the contrary, the Company and the Company’s Restricted Subsidiaries may honor, comply with or otherwise perform any contractual commitments to take actions following a Reversion Date without causing a Default or Event of Default; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants, and none of the Company or any of its Restricted Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period).

(e) The Company shall promptly provide an Officer’s Certificate to the Trustee indicating the occurrence of any Suspension Period or any Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of any Suspension Period or Reversion Date.

Section 4.20 After-Acquired Property.

From and after the Issue Date, and subject to the applicable limitations set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if any Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any Pari Passu Obligations or ABL Obligations, it must substantially concurrently grant (i) a first priority perfected security interest (subject to Permitted Liens and the terms of the Intercreditor Agreements) upon any such Term Loan Priority Collateral and (ii) a second priority perfected security interest (subject to Permitted Liens and the terms of the Intercreditor Agreements) upon any such ABL Priority Collateral, as security for the Notes Obligations. With respect to any real property Collateral, the Issuers or any Guarantor shall also deliver such financing statements, certificates, title insurance policies, surveys, opinions of counsel and other related documents, in each case, to the extent delivered to the Initial Term Loan Agent pursuant to the Initial Term Loan Credit Agreement, and in form and substance substantially similar to that delivered to the Initial Term Loan Agent pursuant to the Initial Term Loan Credit Agreement.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

Neither the Company nor either Issuer will: (a) consolidate or merge with or into another Person (whether or not the Company or such Issuer, as applicable, is the surviving corporation), or (b) in the case of the Company and the Issuer (but not the Co-Issuer), sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company or such Issuer, as applicable, is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Issuer, as applicable) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Person, the “Surviving Entity”) and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Surviving Entity (if other than the Company or such Issuer, as applicable) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company or such Issuer under the Notes, this Indenture and the Security Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) in the case of such a transaction with respect to the Company or the Issuer (but not the Co-Issuer), the Company or the Surviving Entity (if other than the Company or the Issuer) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt or (ii) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period;

(5) the Company or such Issuer, as applicable, shall deliver, or cause to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture;

(6) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(7) the Collateral owned by or transferred to the Surviving Entity shall: (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens.

This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any one or more of its Restricted Subsidiaries or between or among any one or more of the Company’s Restricted Subsidiaries. Clauses (3) and (4) of this Section 5.01 will not apply to (a) any merger or consolidation of any Restricted Subsidiary with or into the Company or either Issuer or (b) a merger or consolidation of the Company or either Issuer with or into an Affiliate for the purpose of reincorporating the Company or such Issuer in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company, Issuer or Co-Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, (a) the successor Person formed by such consolidation or into or with which the Company, Issuer or Co-Issuer, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company”, “Issuer” or “Co-Issuer”, as applicable, shall refer instead to the successor Person and not to the Company, Issuer or Co-Issuer, as applicable), and may exercise every right and power of the Company, Issuer or Co-Issuer, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Company, Issuer or Co-Issuer, as applicable, herein; and (b) the Company, Issuer or Co-Issuer, or such predecessor Person, as the case may be, (except in the case of a lease) shall be released from its obligations under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption, offer to purchase or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the Trustee to the Company or by the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class to the Company and the Trustee to comply with any of the agreements in this Indenture (other than a default referred to in clause (1) or (2) of this Section 6.01); provided that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (3) of Section 6.01 has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary) other than Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of, or premium, if any, on any such Indebtedness at final Stated Maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(5) failure by the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million (other than any judgments covered by indemnities or insurance policies issued by creditworthy companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of the Bankruptcy Code:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) admits in writing its inability to pay its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:

(A) is for relief against either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Company that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation of either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8) except as permitted by this Indenture, any Note Guarantee of a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as contemplated by the terms hereof), or any Significant Subsidiary of the Company, or any Person acting on behalf of such Significant Subsidiary of the Company, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days; or

(9) (A)(i) any of the Security Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the failure of the Collateral Agent or any Applicable Authorized Representative to maintain control over possessory collateral actually received by it), any Lien in favor of the Collateral Agent in any Collateral (other than Collateral with an aggregate Fair Market Value not in excess of $50.0 million) purported to be covered by any of the Security Documents shall be invalid or not perfected except as expressly permitted by the terms hereof or thereof (other than the failure of the Collateral Agent or any Applicable Authorized Representative to maintain control over possessory collateral actually received by it), any lien subordination provision in respect of material Collateral shall be determined to be invalid and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes or (B) any Issuer or any Guarantor terminates or repudiates in writing or rescinds any Security Document executed by it or any of its obligations thereunder.

A Default under clause (4) or (5) of this Section 6.01 will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuers (with a copy to the Trustee if given by the Holders of the Notes) of the Default.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to the Company or either Issuer, all outstanding principal of the Notes and any accrued but unpaid interest thereon will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by notice to the Issuers (with a copy to the Trustee if given by Holders of Notes) may declare all outstanding principal of the Notes and any accrued but unpaid interest thereon to be due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind such an acceleration and its respective consequences hereunder, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except non-payment of principal of, premium on, if any, or interest on, the Notes that has become due solely because of the acceleration) and if all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel have been paid.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(4) above (excluding any resulting Payment Default under this Indenture or the Notes), the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in Section 6.01(4) above have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration of acceleration of the Notes, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived and all amounts owing to the Trustee have been paid.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its respective consequences hereunder, except a continuing Event of Default specified in clause (1) or (2) of Section 6.01 hereof; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its respective consequences, including any related Payment Default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee or the Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee or the Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee or the Collateral Agent, as applicable, in personal liability.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture, the Notes or any Security Document unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default has occurred and is continuing;

(2) Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee or the Collateral Agent, as applicable, to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee or the Collateral Agent, as applicable, security or indemnity reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, against any loss, liability or expense;

(4) the Trustee or the Collateral Agent, as applicable, does not comply with such request within 60 days after receipt of the notice, request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee or the Collateral Agent, as applicable, a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest on, the Note, on or after the respective due dates expressed or provided for in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers or any Guarantor for the whole amount of principal of, premium on, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been determined or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Company, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities.

Subject to the provisions of the Security Documents, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee and the Collateral Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.11.

Section 6.12 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (however the Trustee shall have no obligation to verify the mathematical calculations contained therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holder has offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall have no obligation to invest funds received by it pursuant to this Indenture.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of each Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be required to give any note, bond or surety in respect of the trusts and powers under this Indenture.

(h) The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in such certificate previously delivered and not superseded.

(i) Except with respect to receipt of payments of principal and interest on the Notes payable by the Company pursuant to Section 4.01 hereof and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to Section 4.04 hereof, the Trustee shall have no duty to monitor the Issuers’ or the Guarantors’ compliance with or the breach of any representation, warranty or covenant made in this Indenture.

(j) Delivery of reports, information and documents to the Trustee described in Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or the Guarantors’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any event which is in fact such a default at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(m) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including, without limitation, in its capacity as Collateral Agent, and each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.

(n) Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or the Private Placement Legend or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(o) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(p) The Trustee shall at no time have any responsibility or liability for or in respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement between the Issuers and any other Person with respect thereto, or the perfection or priority of any security interest created in any of the Collateral or maintenance of any perfection and priority or for or with respect to the sufficiency of the Collateral following an Event of Default.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after the Responsible Officer of the Trustee obtains knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Issuers will pay to the Trustee from time to time such compensation as is agreed to from time to time in writing by the Issuers and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services except for any such disbursements, advance or expense as shall have been caused by the Trustee’s negligence or willful misconduct. Such expenses will include the reasonable out-of-pocket compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuers and the Guarantors will indemnify on a joint and several basis the Trustee (including its officers, directors, employees and agents) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve either Issuer or any of the Guarantors of their obligations hereunder. Such Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have one separate counsel and the Company will pay the reasonable out-of-pocket fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(e) Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in clauses (6) and (7) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign at any time upon 30 days’ prior written notice to the Issuers and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee upon 30 days written notice to the Trustee and the Issuers. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ and the Guarantors’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.11 Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any other Security Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any other Security Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.12 Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Company, the Guarantors, the ABL Agent, the Initial Term Loan Agent, the authorized representative under any Senior/Junior Intercreditor Agreement or any other Initial Term Loan Secured Parties or Additional Pari Passu Secured Parties.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of the Issuers’ Board of Directors evidenced by resolutions set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes (including the Note Guarantees) upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors, if any, will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors, if any, will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, and interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuers’ obligations with respect to such Notes under Sections 2.06, 2.07 and 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’, if any, obligations in connection therewith (including, without limitation, those contained in Article 7 hereof); and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof. Notwithstanding anything to the contrary contained herein, the Issuers’ and the Guarantors’ obligations under Section 7.07 shall survive a Legal Defeasance.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.16 and 4.17 hereof and clauses (3) and (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), the Note Guarantees will be released pursuant to Section 10.05 hereof and the Notes and Note Guarantees will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes and the Note Guarantees will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors, if any, may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (to the extent relating to the covenants that are subject to Covenant Defeasance), (4), (5) and (8) hereof will not constitute Events of Default. Notwithstanding anything to the contrary contained herein, the Company’s and the Guarantors’ obligations under Section 7.07 shall survive a Covenant Defeasance.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, (x) cash in U.S. dollars in an amount, (y) non-callable Government Securities, the scheduled payments of principal of and interest thereon which will be in an amount, or (z) a combination thereof in amounts, as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Notes to the stated dates for payment of principal thereof and interest accrued thereon to such dates or to the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the any Issuer or any of the Guarantors is a party or by which any Issuer or any of the Guarantors is bound;

(6) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided in Section 12.02 hereof, upon a defeasance in accordance with the provisions described above.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee and/or the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes or the Security Documents:

(1) to cure any ambiguity, omission, mistake, defect, error or inconsistency contained in this Indenture, or make such other provisions in regard to matters or questions arising under this Indenture as the Issuers may deem necessary or desirable and that shall not materially and adversely affect the interests of the holders of the Notes;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of any Issuer’s or any Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5) to add or modify covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, the Co-Issuer or any Guarantor

(6) at the Issuers’ election, to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, if applicable or required;

(7) to conform the text of this Indenture, the Notes or the Security Documents to any provision of the “Description of the Notes” section of the Issuers’ Offering Memorandum;

(8) to provide for the issuance of Additional Notes, as determined in good faith by the Issuers, in accordance with the limitations set forth in this Indenture;

(9) to allow any Guarantor to execute a supplemental indenture and/or any Security Document with respect to the Notes in accordance with the terms of this Indenture;

(10) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent to provide for the accession by the Trustee or Collateral Agent to any Notes documentation;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(12) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or Collateral Agent for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations in respect of the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(13) to release or subordinate Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture; and

(14) to provide for the succession or joinder of any parties to the Security Documents or the Intercreditor Agreements (and other amendments that are administrative, conforming or ministerial in nature) in connection with the incurrence of Additional Pari Passu Obligations or Permitted Junior Lien Obligations or any amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any Senior Credit Agreement or any other Pari Passu Obligations or any other agreement that is not prohibited by this Indenture.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental indenture or amendment or supplement of the Notes or any Security Document, and upon receipt by the Trustee of the documents described in Section 9.06, 12.04 and 12.05 hereof, the Trustee and/or the Collateral Agent, as applicable, will join with the Issuers and the Guarantors, if any, in the execution of any amended or supplemental indenture or amendment or supplement of the Notes or any Security Document, authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or the Collateral Agent, as applicable, will not be obligated to enter into such amended or supplemental indenture or amendment or supplement of the Notes or any Security Document, that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holder of Notes.

Except as provided below in this Section 9.02, the Issuers, the Guarantors, the Trustee and/or the Collateral Agent, as applicable, may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof), the Notes or the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes other than the Notes Beneficially Owned by the Company or its Affiliates (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or any Security Document may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes other than the Notes Beneficially Owned by the Company or its Affiliates (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, 12.04 and 12.05 hereof, the Trustee and/or the Collateral Agent, as applicable, will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture or security document unless such amended or supplemental indenture or security document directly affects the Trustee’s and/or the Collateral Agent’s, as applicable, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Collateral Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or security document.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers or Guarantors with any provision of this Indenture or the Notes.

However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions relating to the dates on which the Notes may be redeemed (other than altering or waiving any of the provisions relating to the dates for the redemption periods set forth in this Indenture to the extent that such alteration or waiver does not adversely affect the Holders of the Notes) or the redemption price thereof with respect to the redemption of the Notes (other than provisions relating to Change of Control and Asset Sales);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note (other than provisions relating to Change of Control and Asset Sales);

(4) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in anything other than U.S. dollars;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, or interest, if any, on, the Notes;

(7) release any Guarantor from any of its obligations under this Indenture, except in accordance with the terms of this Indenture;

(8) make any change in the preceding amendment and waiver provisions; or

(9) make any change to, or modify, the ranking of the Notes in respect of right of payment that would adversely affect the Holders of the Notes.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may modify any Security Document, the Intercreditor Agreements or the provisions in this Indenture dealing with the Collateral or the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreements) or change or alter the priority of the Liens securing the Obligations in respect of the Notes in any portion of the Collateral in any manner materially adverse to the holders of Notes (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreements).

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee and/or the Collateral Agent, as applicable, will sign any amended or supplemental indenture or amendment or supplement of the Notes or any Security Document, authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and/or the Collateral Agent, as applicable. The Issuers may not sign an amended or supplemental indenture until the Boards of Directors of the Issuers approve it. In executing any amended or supplemental indenture or amendment or supplement of the Notes or any Security Document, the Trustee and/or the Collateral Agent, as applicable, will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or amendment or supplement of the Notes or any Security Document, is authorized or permitted by this Indenture and to the extent applicable, the Security Documents and that such supplemental indenture or amendment or supplement of the Notes or any Security Document, constitutes the legal, valid and binding obligation of the Company and the Guarantors, subject to customary exceptions.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07 hereof); and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. Neither the Issuers nor any Guarantor shall be required to make a notation on the Notes to reflect a Note Guarantee or any release, termination or discharge thereof.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Wholly Owned Domestic Restricted Subsidiary after the Issue Date, if required by Section 4.16 hereof, the Issuers will cause such Wholly Owned Domestic Restricted Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 10, to the extent applicable.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor (other than the Company) may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than an Issuer or another Guarantor, unless either:

(1) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture, on the terms set forth therein or herein, pursuant to a supplemental indenture; or

(2) such sale, other disposition, consolidation or merger is permitted and the Net Proceeds of such sale or other disposition if any and if required are applied in accordance with, in each case, the applicable provisions of this Indenture, including, without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into an Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to an Issuer or another Guarantor.

Section 10.05 Releases.

A Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged without the consent of Holders of Notes and each Guarantor and its obligations under the Note Guarantee will be released and discharged upon:

(1) the sale, exchange, disposition or other transfer (including through merger or consolidation) of (x) the Capital Stock of such Guarantor, if after such transaction the Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor if such sale, exchange, disposition or other transfer is made in compliance with this Indenture and such entity is not a guarantor of the ABL Obligations of the U.S. borrowers under the ABL Credit Agreement or the Term Loan Obligations (or is substantially contemporaneously released therefrom);

(2) the Company designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of Section 4.07 and Section 4.17 hereof and the definition of “Unrestricted Subsidiary”;

(3) the release or discharge of the guarantee by, or direct obligations of, such Restricted Subsidiary in respect of the Senior Credit Agreements and any guarantee by such Restricted Subsidiary in respect of Certain Capital Markets Debt (it being understood that a release subject to a contingent reinstatement is still a release), except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other guarantee or Indebtedness; provided that such Restricted Subsidiary is not a guarantor at such time of any other Indebtedness that would result in the obligation of such Restricted Subsidiary to guarantee the Notes;

(4) in the case of any Guarantor that is or becomes an Excluded Subsidiary, at the election of the Issuers;

(5) the Issuers’ exercise of their Legal Defeasance option or Covenant Defeasance option pursuant to Article 8 hereof or if the Issuers’ Obligations under this Indenture are discharged in accordance with Article 11 hereof; or

(6) such Guarantor ceasing to be a Domestic Restricted Subsidiary.

In connection with any such release of a Guarantor, upon delivery by the Issuers to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the release of such Guarantee have been complied with, the Trustee will execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Note Guarantee. The Net Proceeds of such sale or other disposition referred to in clause (1) above shall be applied, if required, in accordance with the applicable provisions of this Indenture.

Any release of a Guarantor under clause (3), (5) or (6) above shall be evidenced to the Trustee by an Officer’s Certificate. Any release of a Guarantor under clause (4) above shall be effective upon the written election of the Issuers, as evidenced to the Trustee by an Officer’s Certificate.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture and the Security Documents will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to Sections 2.06 and 2.07), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers or discharged from such trust, have been cancelled or delivered to the Trustee for cancellation; or

(b) all such Notes have become due and payable at final maturity or by reason of the mailing of a notice of redemption or will become due and payable within one year or will be redeemed within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption in the name and at the expense of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, (i) cash in U.S. dollars in an amount, (ii) non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount or (iii) a combination thereof in amounts, as will be sufficient (in case Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants certified in writing to the Trustee), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes for principal of, premium on, if any, and interest, if any, on, the Notes to the date of maturity or redemption;

(2) the Issuers or any Guarantor have paid or caused to be paid all sums payable by it under this Indenture; and

(3) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 11 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 11.01 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a discharge in accordance with this Article 11.

ARTICLE 12

COLLATERAL

Section 12.01 Security Documents.

The due and punctual payment of the principal of, premium, if any, and interest, if any, on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest, if any, on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreements on the Issue Date, and at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

The Issuers shall, and shall cause the Guarantors to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the Notes Obligations of the Issuers and the Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Security Documents and the other applicable terms of this Indenture, including, for the avoidance of doubt, all applicable exclusions and agreed timeframes contained in the Indenture or any Security Document with respect to any requirements to take any action to grant or perfect such Lien and security interest), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens. With respect to any assets of the Issuers or any Guarantors as of the Issue Date which constitute, or would constitute, Collateral (not including, for the avoidance of doubt, Excluded Assets) for which security interests have not been granted or perfected, as applicable, on or prior to the Issue Date, the Issuers shall use commercially reasonable efforts to cause the taking of any additional actions required to grant or perfect the security interest in the Collateral required to be pledged under this Indenture and the Security Documents within 120 days following the Issue Date (and, for the avoidance of doubt, no provision of this Indenture that requires that any other Indebtedness not be secured by any assets other than Collateral shall be considered violated as a result of any such grant of Collateral occurring on a date after the Issue Date as provided in this sentence).

Notwithstanding the foregoing provisions of this Section 12.01 or any other provision in this Indenture or of any other Notes Document, (i) none of the Issuers or any Guarantor shall be required to grant a security interest in any Excluded Assets, (ii) none of the Issuers or any Guarantor shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State of the relevant State, and (2) filings in the applicable IP Offices with respect to intellectual property as expressly required in the Security Documents, (B) Mortgages in respect of Mortgaged Properties to be filed in the applicable recording office(s) of the counties in which the Mortgaged Property is located (and, if required or customary in the jurisdiction where such Mortgaged Properties are located, fixture filings) and (C) subject to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Indenture, delivery to the Collateral Agent of all certificates evidencing Capital Stock required to be delivered in order to perfect the Collateral Agent’s security interest therein, and intercompany notes and other instruments to be held in its possession, in each case as expressly required in the Security Documents, (iii) none of the Issuers or any Guarantor shall be required to (A) deliver control agreements or (B) otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to deposit accounts, securities accounts and commodities accounts), other than as described in clause (ii)(C) above and (iv) none of the Issuers or any Guarantor shall be required to take any action (other than the actions listed in clause (ii)(A) or (C) above) with respect to any assets located outside of the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof).

Section 12.02 Release of Collateral.

(A) Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreements and this Indenture, the Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances (with any such release being deemed to occur automatically upon the occurrence of such circumstance in the case of clauses (1), (2), (3) or (4) below):

(1) upon the consummation of the sale, transfer or other disposition of such property or assets (to a Person that is not a Notes Party) to the extent not prohibited under Section 4.10 hereof;

(2) in respect of the property and assets of a Guarantor, upon the release of such Guarantor from its Guarantee with respect to the Notes pursuant to this Indenture;

(3) in respect of the property and assets of a Restricted Subsidiary that is a Guarantor, upon designation of such Guarantor to be an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(4) upon such property or asset becoming an Excluded Asset;

(5) as described under Article 9 hereof;

(6) in respect of any property and assets that would constitute ABL Priority Collateral but are at such time not subject to a Lien securing ABL Obligations; or

(7) in respect to any particular item of Collateral, at such time as such item of Collateral has been released (or is substantially concurrently being released) from all liens securing the Initial Term Loan Obligations and any liens securing any other Pari Passu Obligations, any Permitted Junior Lien Obligations or any Certain Capital Markets Debt (or is otherwise not subject to a Lien securing Initial Term Loan Obligations, any other Pari Passu Obligations, any Permitted Junior Lien Obligations or any Certain Capital Markets Debt), in each case other than in connection with a repayment or discharge in full of such relevant Indebtedness.

(B) The Liens on the Collateral securing the Notes and the Guarantees also will be released

(1) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(2) upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.02 or a discharge of this Indenture as described under Section 11.01; or

(3) pursuant to the Intercreditor Agreements.

(C) With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee or Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Collateral Agent shall, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence or effect the release of any Collateral released or permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreements. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 12.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the Intercreditor Agreements, the Trustee may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 12.04 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuer or Guarantor to make any such sale or other transfer.

Section 12.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon an Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of an Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07 Release Upon Termination of the Company’s Obligations.

In the event that the Issuers deliver to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that were due and payable at or prior to the time such principal, together with accrued and unpaid interest, were paid, (ii) the Issuers shall have exercised their Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, or (iii) the Issuers have discharged this Indenture and the Security Documents described under Article 11, and in each case, an Opinion of Counsel stating that all conditions precedent to such Legal Defeasance, Covenant Defeasance or discharge, as applicable, have been satisfied, the Trustee and/or the Collateral Agent, as applicable, shall deliver to the Issuers a release of Lien in the Collateral without recourse, representations or warranties and shall do or cause to be done (at the expense of the Issuers) all acts reasonably requested of them to promptly release such Lien.

Section 12.08 Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to either Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested in accordance with Article 6 by the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f) The Collateral Agent may resign at any time by notice to the Trustee (if the Trustee is not also acting as Collateral Agent hereunder) and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuers (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l) If the Issuers or any Guarantor (i) incurs any obligations in respect of Pari Passu Obligations, ABL Obligations or Permitted Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting Pari Passu Obligations, ABL Obligations or Permitted Junior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applicable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Pari Passu Obligations, ABL Obligations or Permitted Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole and reasonable expense and cost of the Company, including reasonable legal fees and expenses of outside counsel to the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the applicable Intercreditor Agreements to be entered into by the Collateral Agent on the Issue Date.

(m) No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause 12.08(m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.

(n) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers and (iii) may consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including, but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto which in the Collateral Agent’s or the Trustee’s, as applicable, sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, each of the Collateral Agent and the Trustee, as applicable, reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Company or the Guarantors, a majority in interest of Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Collateral Agent of a written request of the Issuers signed by an Officer of each Issuer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the

Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Issuers, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents. Notwithstanding the foregoing, in no event shall the Collateral Agent be required to execute and enter into any such Security Document if the Collateral Agent determines in its sole discretion that such Security Document may adversely affect any of the Collateral Agent’s rights, benefits, immunities, privileges or indemnities hereunder, require the Collateral Agent to expend or risk its own funds or cause the Collateral Agent to incur any loss, liability or expense.

(s) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or, as expressly set forth herein, the Issuers, as applicable, subject, in each case, to all the rights, protections, privileges, indemnities and immunities afforded the Collateral Agent and the Trustee hereunder and under the Security Documents.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 12.04 and the other provisions of this Indenture.

(v) In each case that the Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including, without limitation, to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including, without limitation, the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.08 and Section 13.04. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders, the Trustee and, as expressly set forth herein, the Company, solely with respect to the Security Documents and the Collateral.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Reserved].

Section 13.02 Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others or to them by the Holders is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Forterra, Inc.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

Facsimile: (469) 284-8678

Attention: Chief Financial Officer

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Facsimile: (212) 351-5270

Attention: Darius Mehraban

If to the Trustee and/or the Collateral Agent:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 24th Floor

New York, NY 10005

Attention: Trust & Agency Services-Forterra Finance

Facsimile: (732) 578-4635

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or e-mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.

The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuers elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions. The Issuers agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all Security Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any Security Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the Security Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee or an Agent acts on any Executed Documentation sent by electronic transmission, the Trustee or Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee and each Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee or an Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 13.03 [Reserved].

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by either Issuer or a Guarantor to the Trustee to take any action under this Indenture, such Issuer or such Guarantor, as applicable, shall furnish to the Trustee:

(1) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided, that such Officer’s Certificate shall not be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied;

provided that an issuer of an Opinion of Counsel may rely as to matters of fact on an Officer’s Certificate or a certificate of a public official and an Officer executing an Officer’s Certificate may rely as to legal conclusions on an Opinion of Counsel.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Equity Holders, including Members.

No director, officer, employee, incorporator or equity holder, including members, of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SECURITY DOCUMENTS (OTHER THAN SECURITY DOCUMENTS GOVERNED BY APPLICABLE FOREIGN LAW) WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09 Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.02 hereof shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 13.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11 Successors.

All agreements of each Issuer and each Guarantor in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Issuer and Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.12 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.13 Intercreditor Agreements.

Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens on the ABL Priority Collateral provided for in the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreements as Trustee and as Collateral Agent, as the case may be, and on behalf of such Holder, including, without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Credit Agreements to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreements.

Section 13.14 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 13.15 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.16 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.17 Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS (IF ANY), EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.18 Patriot Act/Compliance with Applicable Anti-Terrorism and Money Laundering Regulations.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.

[Signatures on following page]

SIGNATURES

Dated as of July 16, 2020

FORTERRA FINANCE, LLC

By:	/s/ Lori M. Browne
Name: Lori M. Browne
Title: Executive Vice President, Secretary and General Counsel

FORTERRA FINANCE CORP.

By:	/s/ Lori M. Browne
Name: Lori M. Browne
Title: Executive Vice President, Secretary and General Counsel

FORTERRA, INC.

BIO CLEAN ENVIRONMENTAL SERVICES, INC.

CONSTRUCTURE FABRICATION, LLC

CUSTOM FAB, INC.

DIP ACQUISITION LLC

FAB PIPE LLC

FORTERRA CONCRETE INDUSTRIES, INC.

FORTERRA CONCRETE OPERATIONS, LLC

FORTERRA CONCRETE PRODUCTS, INC.

FORTERRA PIPE & PRECAST, LLC

FORTERRA PRECAST CONCEPTS, LLC

FORTERRA STRUCTURAL PRECAST, LLC

GRIFFIN PIPE PRODUCTS CO., LLC

MILL HANDLING LLC

MODULAR WETLAND SYSTEMS, INC.

STARDUST HOLDINGS (USA), LLC

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

US PIPE FABRICATION, LLC

USP HOLDINGS INC.

USP LAND HOLDINGS FCP, LLC

USP LAND HOLDINGS FP&P, LLC

By:	/s/ Lori M. Browne
Name:	Lori M. Browne
Title:	Executive Vice President, Secretary and General Counsel

[Signature Page to Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee and Collateral Agent

By:	/s/ Bridgette Casasnovas
Name: Bridgette Casasnovas
Title: Vice President

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Tax Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/CINS ___________

ISIN __________

6.50% Senior Secured Note due 2025

No.	$_________________

FORTERRA FINANCE, LLC and FRTA FINANCE CORP. promise to pay to ________________________ or registered assigns,

the principal sum of ___________________________________________________________ DOLLARS [or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto]1 on July 15, 2025.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Dated:

FORTERRA FINANCE, LLC

By:
Name:
Title:

FRTA FINANCE CORP.

By:
Name:
Title:

This is one of the Notes referred to in the

within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Dated:

[1]	Insert in Global Notes only

Back of Note

6.50% Senior Secured Notes due 2025

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. FORTERRA FINANCE, LLC, a Delaware limited liability company (the “Issuer”), and FRTA FINANCE CORP., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”) promise to pay or cause to be paid interest on the principal amount of this Note at the rate of 6.50% per annum from July 16, 2020 until maturity. The Issuers will pay interest semi-annually in arrears on January 15 and July 15 of each year commencing January 15, 2021 (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day to the Holders of record as of the close of business on the immediately preceding January 1 and July 1 (whether or not a Business Day). Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance of the Notes.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on January 1 and July 1 immediately preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest (and defaulted interest, if any), if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest, if any, due on an Interest Payment Date may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest, if any, on, all Global Notes and, with respect to interest due on an Interest Payment Date, all other Notes the Holders of which will have provided wire transfer instructions to the Paying Agent at least fifteen (15) Business Days prior to the Interest Payment Date. Such payments will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of July 16, 2020 (the “Indenture”) between the Issuers, the guarantors named therein, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to July 15, 2022, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes) issued under the Indenture at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the right of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date), with the net cash proceeds of an Equity Offering; provided that:

(1) at least 50% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes, but excluding Notes held by the Issuers, any direct or indirect parent of the Issuers or any of the Issuers’ Subsidiaries) remain outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to July 15, 2022, the Issuers may on any one or more occasions redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption, subject to the right of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date.

(c) The Issuers will have the right to redeem the Notes at 101% of the principal amount thereof following the consummation of a Change of Control if at least 90% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

(d) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to July 15, 2022.

(e) On or after July 15, 2022, the Issuers may on any one or more occasions redeem all or a portion of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on July 15 of the years indicated below, subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date:

Year	Percentage
2022	103.250%
2023	101.625%
2024 and thereafter	100.000%

In connection with any redemption of Notes (including with net cash proceeds of an Equity Offering), any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering, consummation of a Change of Control or consummation of a refinancing of any Indebtedness. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed. If any such condition precedent has not been satisfied, the Issuers shall provide written notice to the Trustee prior to the close of business two (2) Business Days prior to the redemption date. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any portion (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture; provided that any unpurchased portion of a Note must be in a minimum denomination of $2,000. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the Change of Control Payment Date. Within 60 days following any Change of Control, the Issuers will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) Following the occurrence of certain Asset Sales, the Issuers may be required to offer to repurchase the Notes as required by the Indenture.

(8) NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail (or with respect to Global Notes to the extent permitted or required by DTC’s applicable procedures or regulations, sent electronically), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 90 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. If the Issuers request the Trustee to give notice of purchase or redemption on their behalf, the Issuers will give written notice to the Trustee at least 30 days prior to the redemption date (or such shorter period as agreed by the Trustee). Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof (provided, that any unpurchased portion of a Note must be in a minimum denomination of $2,000); except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes other than the Notes beneficially owned by the Company or its Affiliates (including, without limitation, Additional Notes, if any), voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or the Security Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes other than the Notes beneficially owned by the Company or its Affiliates (including, without limitation, Additional Notes, if any), voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of Notes, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, omission, mistake, defect, error or inconsistency contained in the Indenture, or make such other provisions in regard to matters or questions arising under the Indenture as the Issuers may deem necessary or desirable and that shall not materially and adversely affect the interests of the Holders of the Notes; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of any Issuer’s or any Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder; to add or modify covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, the Co-Issuer or any Guarantor; at the Issuers’ election, to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, if applicable or required; to conform the text of the Indenture, the Notes or the Security Documents to any provision of the “Description of the Notes” section of the Offering Memorandum dated July 1, 2020, relating to the initial offering of the Notes; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; to allow any Guarantor to execute a supplemental indenture to the Indenture and/or any Security Document with respect to the Notes; to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or Collateral Agent to provide for the accession by the Trustee or Collateral Agent to any Notes documentation; to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations in respect of the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; to release or subordinate Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; and to provide for the succession or joinder of any parties to the Security Documents or the Intercreditor Agreements (and other amendments that are administrative, conforming or ministerial in nature) in connection with the incurrence of Additional Pari Passu Obligations or Permitted Junior Lien Obligations or any amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any Senior Credit Agreement or any other Pari Passu Obligations or any other agreement that is not prohibited by the Indenture.

(12) DEFAULTS AND REMEDIES. The Notes are subject to the Defaults and Events of Default set forth in Section 6.01 of the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except non-payment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes). The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default, its status and what action the Issuers or Guarantors propose to take with respect thereto. Neither the Trustee nor the Collateral Agent shall be deemed to have any notice of any Default or Event of Default unless a Responsible Officer of the Trustee or Collateral Agent has received written notification from the Company or the Holders of such Default or Event of Default.

(13) TRUSTEE DEALINGS WITH ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or equity holder, including members, of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of an authorized signatory of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE SECURITY DOCUMENTS (OTHER THAN SECURITY DOCUMENTS GOVERNED BY APPLICABLE FOREIGN LAW) WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(19) WAIVER OF JURY TRIAL. EACH OF THE ISSUERS, THE GUARANTORS (IF ANY), EACH HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE OR THE TRANSACTION CONTEMPLATED THEREBY.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Forterra, Inc.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

Facsimile: (469) 284-8678

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
attorney to transfer this Note on the books of the Issuers. The attorney may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10                 ☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$___________ ($2,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of the Note shall be in a minimum principal amount of $2,000.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange/Transfer	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

[1]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Forterra Finance, LLC and FRTA Finance Corp.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

Facsimile: (469) 284-8678

Attention: Chief Financial Officer

Transfer Unit – Operations

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Attn: Transfer Department

Re:	6.50% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of July 16, 2020 (the “Indenture”), among Forterra Finance, LLC, a Delaware limited liability company (the “Issuer”), FRTA Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_____________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $__________________ in such Note[s] or interests (the “Transfer”), to _____________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ________), or

(ii)	☐ Regulation S Global Note (CUSIP ________), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ________), or

(ii)	☐ Regulation S Global Note (CUSIP ________), or

(b)	☐ a Restricted Definitive Note;

(c)	☐ an Unrestricted Definitive Note;

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Forterra Finance, LLC and FRTA Finance Corp.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

Facsimile: (469) 284-8678

Attention: Chief Financial Officer

Transfer Unit – Operations

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Attn: Transfer Department

Re:	6.50% Senior Secured Notes due 2025

(CUSIP [             ])

Reference is hereby made to the Indenture, dated as of July 16, 2020 (the “Indenture”), among Forterra Finance, LLC, a Delaware limited liability company (the “Issuer”), FRTA Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Forterra Finance, LLC and FRTA Finance Corp.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

Facsimile: (469) 284-8678

Attention: Chief Financial Officer

Transfer Unit – Operations

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Attn: Transfer Department

Re:	6.50% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of July 16, 2020 (the “Indenture”), among Forterra Finance, LLC, a Delaware limited liability company (the “Issuer”), FRTA Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $___________ aggregate principal amount of a Definitive Note, we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuers or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

D-1

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor’) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, between _______________________ (the “Guaranteeing Subsidiary”), a subsidiary of Forterra Finance, LLC, a Delaware limited liability company (the “Issuer”) or FRTA Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to below (the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

WITNESSETH

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 16, 2020, providing for the issuance of 6.50% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE.

(a) Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.

(b) The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or equity holder, including members, of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

8. BENEFITS ACKNOWLEDGED. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

9. SUCCESSORS. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

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